Exhibit 10.12.5

Execution Copy

AMENDMENT NO. 5 TO CREDIT AGREEMENT

This Amendment No. 5 to Credit Agreement (this “Agreement”) dated as of April 30, 2008, is made by and among WALTER INDUSTRIES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto, and each of the Guarantors (as defined in the Credit Agreement) signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of October 3, 2005 (as amended by Amendment No. 1 to Credit Agreement and Waiver dated as of January 24, 2006, as further amended by Amendment No. 2 to Credit Agreement and Waiver dated as of February 14, 2006, as further amended by Amendment No. 3 to Credit Agreement dated as of September 14, 2006, as further amended by Amendment No. 4 to Credit Agreement dated as of October 9, 2007, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; the capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a term loan facility and a revolving credit facility, including a letter of credit facility and a swing line facility; and

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed certain or all of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms of the Credit Agreement, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement, including all schedules and exhibits thereto, is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Exhibit A.

2.             Effectiveness; Conditions Precedent.  The effectiveness of this Agreement and the amendment to the Credit Agreement provided in Paragraph 1 hereof are subject to the satisfaction of each the following conditions precedent:

(a)           The Administrative Agent shall have received each of the following fees, documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(i)            counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, each Guarantor and the Required Lenders, which counterparts may be delivered by telefacsimile or other electronic means (including .pdf), but such delivery will be promptly followed by the delivery of four (4) original signature pages by each Person party hereto unless waived by the Administrative Agent;

(ii)           an amendment fee payable to each Lender that executes this Agreement by 5:00 p.m. EST on April 28, 2008, such amendment fee for each Lender’s own account, in an amount equal to (a) for each such Revolving Lender, twenty-five basis points (25 “bps”) multiplied by such Revolving Lender’s Revolving Credit Commitment immediately prior to the effective date of this Agreement and (b) for each Term Loan Lender, twenty-five basis points (25 “bps”) multiplied by such Term Loan Lender’s Outstanding Amount with respect to the Term Loan immediately prior to the effective date of this Agreement;

(iii)          evidence satisfactory to the Administrative Agent that the Mortgage Warehouse Facility has been or concurrently with the date hereof is being terminated and all Liens securing obligations under the Mortgage Warehouse Facility have been or concurrently with the date hereof are being released; and

(iv)          such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)           All fees and expenses payable to the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent) shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3.             Consent of the Guarantors.  Each Guarantor hereby consents, acknowledges and agrees to the amendment and other matters set forth herein and hereby confirms and ratifies in all respects the Guaranty to which such Guarantor is a party  (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendment contemplated hereby) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

4.             Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)           The representations and warranties made by the Borrower in Article VI of the Credit Agreement and in each of the other Loan Documents to which it is a party are

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true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)           The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(c)           This Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties; and

(d)           After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

5.             Post-Effectiveness Obligations.  The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent on or before May 30, 2008 fully-executed amendments to each Mineral Rights Mortgage, each amendment in form and substance acceptable to the Administrative Agent, along with such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders may reasonably require.  The Administrative Agent may, but shall not be obligated to, extend the time (if applicable) for the satisfaction of any of the requirements set forth herein by up to thirty (30) days in its sole discretion.

The Borrower hereby acknowledges and agrees that the failure to satisfy any of the requirements set forth in this Section 5 within the time provided therefor (including any extension granted by the Administrative Agent) shall constitute a default hereunder and an additional Event of Default under the Credit Agreement for all purposes, and, without limiting the foregoing, all rights, powers, remedies and restrictions, including restrictions on extensions of credit, under the Loan Documents resulting from an Event of Default shall be applicable.

6.             Entire Agreement.  This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

7.             Full Force and Effect of Agreement.  Except as hereby specifically amended,

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modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means (including .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.             Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Sections 11.14 and 11.15 of the Credit Agreement.

10.           Enforceability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11.           References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

12.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 11.06 of the Credit Agreement.

[Signature pages omitted.]

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Exhibit A

Published Deal CUSIP Number:	93317LAD8
Published Revolver CUSIP Number:	93317LAE6
Published Term CUSIP Number:	93317LAF3

CREDIT AGREEMENT

Dated as of October 3, 2005

among

WALTER INDUSTRIES, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender,

L/C Issuer and a Lender,

SUNTRUST BANK,

as Syndication Agent and as a Lender,

CALYON NEW YORK BRANCH,

as Documentation Agent,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as

Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC,

as Sole Book Manager

ARTICLE IV.
TAXES, YIELD PROTECTION AND ILLEGALITY

4.01	Taxes	70
4.02	Illegality	72
4.03	Inability to Determine Rates	73
4.04	Increased Costs; Reserves on Eurodollar Rate Loans	73
4.05	Compensation for Losses	75
4.06	Mitigation Obligations; Replacement of Lenders	75
4.07	Survival	76

ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension	76
5.02	Conditions to all Credit Extensions	79

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

6.01	Existence, Qualification and Power; Compliance with Laws	80
6.02	Authorization; No Contravention	80
6.03	Governmental Authorization; Other Consents	81
6.04	Binding Effect	81
6.05	Financial Statements; No Material Adverse Effect	81
6.06	Litigation	82
6.07	No Default	82
6.08	Ownership of Property; Liens	82
6.09	Environmental Compliance	82
6.10	Insurance	82
6.11	Taxes	82
6.12	ERISA Compliance	83
6.13	Subsidiaries; Equity Interests	83
6.14	Margin Regulations; Investment Company Act	83
6.15	Disclosure	84
6.16	Compliance with Laws	84
6.17	Intellectual Property; Licenses, Etc	84

ARTICLE VII.
AFFIRMATIVE COVENANTS

7.01	Financial Statements	85

7.02	Certificates; Other Information	86
7.03	Notices	88
7.04	Payment of Obligations	88
7.05	Preservation of Existence, Etc	88
7.06	Maintenance of Properties	89
7.07	Maintenance of Insurance	89
7.08	Compliance with Laws	90
7.09	Books and Records	90
7.10	Inspection Rights	90
7.11	Use of Proceeds	90
7.12	New Subsidiaries, Pledgors and Real Property	90
7.13	[Intentionally Omitted]	92
7.14	Compliance with ERISA	92
7.15	Further Assurances	92

ARTICLE VIII.
NEGATIVE COVENANTS

8.01	Liens	93
8.02	Investments	94
8.03	Indebtedness	97
8.04	Fundamental Changes	99
8.05	Dispositions	100
8.06	Restricted Payments	101
8.07	Change in Nature of Business	102
8.08	Transactions with Affiliates	102
8.09	Burdensome Agreements	102
8.10	Use of Proceeds	103
8.11	Prepayment of Indebtedness; Amendment to Material Agreements	103
8.12	Financial Covenants	104
8.13	Acquisitions	105
8.14	Creation of New Subsidiaries	107
8.15	Mid-State Homes, Walter Mortgage Company, Mid-State Capital, Non-Core Subsidiaries, New Holdco and Mueller Water Products; Residual Beneficial Interests	107

8.16	Cash of Mid-State Holdings, Mid-State Homes and Mid-State Capital	108

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	108
9.02	Remedies Upon Event of Default	110
9.03	Application of Funds	111

ARTICLE X.
ADMINISTRATIVE AGENT

10.01	Appointment and Authority	112
10.02	Rights as a Lender	112
10.03	Exculpatory Provisions	112
10.04	Reliance by Administrative Agent	113
10.05	Delegation of Duties	113
10.06	Resignation of Administrative Agent	114
10.07	Non-Reliance on Administrative Agent and Other Lenders	115
10.08	No Other Duties, Etc	115
10.09	Administrative Agent May File Proofs of Claim	115
10.10	Collateral and Guaranty Matters	116

ARTICLE XI.
MISCELLANEOUS

11.01	Amendments, Etc	116
11.02	Notices; Effectiveness; Electronic Communication	118
11.03	No Waiver; Cumulative Remedies	120
11.04	Expenses; Indemnity; Damage Waiver	120
11.05	Payments Set Aside	122
11.06	Successors and Assigns	123
11.07	Treatment of Certain Information; Confidentiality	127
11.08	Right of Setoff	128
11.09	Interest Rate Limitation	128
11.10	Counterparts; Integration; Effectiveness	128
11.11	Survival of Representations and Warranties	129
11.12	Severability	129
11.13	Replacement of Lenders	129

11.14	Governing Law; Jurisdiction; Etc	130
11.15	Waiver of Jury Trial	131
11.16	USA PATRIOT Act Notice	131
11.17	No Fiduciary Relationship	131

SIGNATURES		S-1

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SCHEDULES

1.01(a)	Unrestricted Subsidiaries
2.01	Commitments and Pro Rata Shares
3.01	Mortgaged Real Property
3.03	Information Regarding Collateral
5.01	Good Standing and Foreign Qualification Jurisdictions
6.06	Litigation
6.09	Environmental Matters
6.11	Proposed Tax Assessments
6.13(a)	Subsidiaries
6.13(b)	Other Equity Investments
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices
11.06	Processing and Recordation Fees

EXHIBITS

Form of

A-1	Revolving Loan Notice
A-2	Term Loan Interest Rate Selection Notice
B	Swing Line Loan Notice
C-1	Term Loan Note
C-2	Revolving Loan Note
D-1	Compliance Certificate
D-2	Pro Forma Effect Compliance Certificate
E	Assignment and Assumption
F	Guaranty Agreement
G	Opinion Matters
H	Guaranty Agreement (Mid-State Homes)
I	Security Agreement
J	Mortgage

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 3, 2005 among WALTER INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Credit” means a commercial Letter of Credit in which the L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft.

“Acceptance Documents” means such general acceptance agreements, applications, certificates and other documents as the L/C Issuer may require in connection with the creation of Bankers’ Acceptances.

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person; provided, however, that an acquisition of Third Party Mortgage Accounts by a Loan Party shall not be considered an “Acquisition” for purposes of this Agreement.

“Adjusted Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less the Adjusted Cash Balance as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Adjusted Cash Balance” means, as of any date of measurement thereof, the amount by which the cash on the balance sheet of the Borrower and its Restricted Subsidiaries on such date day exceeds $50,000,000.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated as of June 17, 2005, executed by and between the Borrower and the Administrative Agent.

“Aggregate Acquisition Amount” has the meaning specified in Section 8.13.

“Aggregate Commitments” means, as at any date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date, plus (b) the Outstanding Amount with respect to the Term Loan Facility at such date.

“Aggregate Credit Exposures” means, as at any date of determination thereof, the sum of (i) the unused portion of the Aggregate Revolving Credit Commitments then in effect, plus (ii) the Total Outstandings at such time.

“Aggregate Revolving Credit Commitments” means, as at any date of determination thereof, the sum of all Revolving Credit Commitments of all Lenders at such date.

“Agreement” means this Credit Agreement.

“Amendment No. 5 Engagement Letter” means the letter agreement, dated as of April 11, 2008, among the Borrower, the Administrative Agent, SunTrust Bank, Calyon New York Branch and the Arrangers.

“Amendment No. 5 Effective Date” means April 30, 2008.

“Applicable Rate” means, from time to time, with respect to the Term Loan, Commitment Fee, Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees, the following percentages per annum, based upon the Adjusted Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

		Term Loans		Revolving Loans, Swing Line Loans and Letter of Credit – BA Fees
Pricing Level	Adjusted Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans and Letter of Credit - BA Fees	Commitment Fee
1	Greater than or equal to 2.00 to 1.00	2.00%	3.00%	2.00%	3.00%	0.500%
2	Less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00	1.50%	2.50%	1.50%	2.50%	0.450%
3	Less than 1.00 to 1.00	1.25%	2.25%	1.00%	2.00%	0.400%

Any increase or decrease in the Applicable Rate with respect to Revolving Loans, Swing Line Loans, Term Loans (including Segments thereof) and Letter of Credit - BA Fees resulting from a change in the Adjusted Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(b), then Pricing Level 1 shall apply thereto as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day following the date the appropriate certificate is so delivered.  Subject to the proviso in the preceding sentence, from the Amendment No. 5 Effective Date to the Business Day following the date the Compliance Certificate for the fiscal period ending June 30, 2008 is delivered or is required to be delivered (whichever shall first occur), the Applicable Rate with respect to the Term Loan (including Segments thereof), Commitment Fee, Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees shall be Pricing Level 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, (a) as of the Closing Date through but not including the Amendment No. 5 Effective Date, BAS and Morgan Stanley, each in its capacity as a joint lead arranger, and (b) as of the Amendment No. 5 Effective Date, BAS and STRH, each in its capacity as a joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Non-Mueller Subsidiaries (but including US Pipe) for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Borrower and its Non-Mueller Subsidiaries (but including US Pipe), including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07(b), and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C - BA Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankers’ Acceptance” or “BA” means a time draft, drawn by the beneficiary under an Acceptance Credit and accepted by the L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.04 hereof, in the standard form for bankers’ acceptances of  the L/C Issuer.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan (including a Segment) that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Book Manager” means BAS, in its capacity as sole book manager.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Account Transfer Agreement” means, individually or collectively as the context may indicate and as in effect at any date of determination thereof, (a) either of the Existing Borrower Account Transfer Agreements, or (b) one or more other similar agreements acceptable to the Administrative Agent in its reasonable discretion and serving substantially the same purpose on substantially the same terms as the Existing Borrower Account Transfer Agreements with respect to a then-existing Mortgage Warehouse Facility, but in no event on any terms less favorable in any material respect, in the reasonable judgment of the Administrative Agent, to the Administrative Agent and the Lenders than those terms in the Existing Borrower Account Transfer Agreements on the Closing Date.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means any of (i) the advance of the Term Loan pursuant to Section 2.01, (ii) a Revolving Borrowing, or (iii) a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cardem” means Cardem Insurance Co., Ltd., a Bermuda corporation and a wholly owned Subsidiary of the Borrower.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Cash Equivalents” means any of the following types of property, to the extent owned by the Borrower or any of its Non-Mueller Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments):

(a)           cash, denominated in U.S. Dollars or in a currency other than U.S. Dollars that is freely transferable or convertible into U.S. Dollars;

(b)           readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)           commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s and S&P shall be rating such obligations, provided that up to 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (c) of the definition thereof may be in commercial paper that is rated (I) at least P-1 (or the then equivalent grade) by Moody’s and at least A-2 (or the then equivalent grade) by S&P, or (II) at least P-2 (or the then equivalent grade) by Moody’s and at least A-1 (or the then equivalent grade) by S&P;

(d)           insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000, provided that no more than 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (d) of the definition thereof may be in such items with a maturity longer than one year;

(e)           readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and

(f)            readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

“Cash Income Taxes” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period the aggregate amount of all payments in respect of income taxes made in cash by the Borrower and its Restricted Subsidiaries to any applicable Governmental Authority during such period, after giving effect, to the extent available, to the application of net operating losses available to the Borrower and its Restricted Subsidiaries, but excluding in each case any payment of taxes imposed on New Holdco and its Subsidiaries and their properties, income or assets and paid by the Borrower or any Non-Mueller Subsidiary pursuant to any Tax Sharing Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33-1/3% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means October 3, 2005.

“Coal” means all of the coal owned, leased or subject to mineral rights owned or leased by any Coal Mining Entity and (i) located on, under, or within, or (ii) produced and severed from, the properties owned or leased by any such Coal Mining Entity.

“Coal Mining Entities” means individually or collectively as the context may indicate, Jim Walter Resources, Inc. and its Subsidiaries, along with any successor entity that at any time after the Closing Date operates any of the mines operated by Jim Walter Resources, Inc. or any of its Subsidiaries as of the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all personal and real property (including mineral rights) of the Borrower, any Non-Mueller Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.

“Consolidated Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period the sum of (without duplication)

(i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Restricted Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized (but excluding the amount of any Consolidated Capital Expenditures paid for with proceeds of property insurance or casualty insurance as evidenced in writing and submitted to the Administrative Agent together with any Compliance Certificate delivered pursuant to Section 7.02(b)), and (ii) any portion of the purchase price of an Acquisition which is accounted for as a capital expenditure.

“Consolidated Cash Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, that portion of Consolidated Interest Charges paid or payable in cash during such period, but excluding prepayments or similar premiums paid in cash in connection with any prepayment, repurchase or redemption of Consolidated Funded Indebtedness.

“Consolidated Current Assets” means, with respect to the Borrower and its Non-Mueller Subsidiaries on a consolidated basis, all assets (other than cash, restricted cash and cash equivalents) that are expected to be realized in cash, sold in the ordinary course of business, or consumed within one year or which would be classified as a current asset.

“Consolidated Current Liabilities” means, with respect to the Borrower and its Non-Mueller Subsidiaries on a consolidated basis, all liabilities that by their terms are payable within one year, but excluding in all cases Indebtedness of the Borrower and its Non-Mueller Subsidiaries and accrued interest related to MSH Trusts.

“Consolidated EBITDA” means, for any period and in each case without duplication, with respect to the Borrower and its Non-Mueller Subsidiaries, on a consolidated basis determined in accordance with GAAP, an amount equal to:

	(a)	Consolidated Net Income for such period,

plus	(b)	Consolidated Interest Charges for such period, to the extent deducted in computing Consolidated Net Income,

plus	(c)

the provision for federal, state, local and foreign income taxes payable for such period, to the extent deducted in computing Consolidated Net Income (but excluding therefrom any provision for taxes imposed on New Holdco and its Subsidiaries or their properties, income or assets and paid or payable by the Borrower or any Non-Mueller Subsidiary pursuant to any Tax Sharing Agreement),

plus	(d)	depreciation and depletion expense and all other non-cash charges and expenses, to the extent deducted in computing Consolidated Net Income,

plus	(e)	amortization expense, to the extent deducted in computing Consolidated Net Income,

minus	(f)

the gain (or plus the loss or any associated write-down of assets) (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income,

minus	(g)	extraordinary nonrecurring after-tax gains (or plus extraordinary nonrecurring non-cash after-tax losses) to the extent added (deducted) in computing Consolidated Net Income,

minus	(h)	any gain resulting from any write-up of assets to the extent added in computing Consolidated Net Income,

plus	(i)	cash restructuring charges not to exceed $10,000,000 in the aggregate from the Closing Date, to the extent deducted in computing Consolidated Net Income

plus	(j)	any non-cash expense arising from other postemployment benefits to the extent deducted in computing Consolidated Net Income,

plus	(k)	non-cash charges resulting from the application of Statement of Financial Accounting Standards No. 142, to the extent deducted in computing Consolidated Net Income,

minus	(l)	any cash expenditure made in connection with other postemployment benefits to the extent such expenditures are not deducted in computing Consolidated Net Income,

plus	(m)	expenses incurred in connection with the Transaction to the extent deducted in computing Net Income, not more than $10,000,000 of which shall be in cash,

plus	(n)	up to $20,000,000 of expenses incurred in connection with events related to Hurricane Katrina and Hurricane Rita,

plus	(o)

any amounts representing mark-to-market losses (or minus mark-to-market gains) that must be recognized currently in Consolidated Net Income under Financial Accounting Standards Board Statement 133, and

plus	(p)

for each Four-Quarter Period ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009, a one-time charge not to exceed $17,000,000 in each such Four-Quarter Period for the cash settlement of securitization hedge agreements settled on or about April 1, 2008;

provided, however, (i) Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated Net Income in computing Consolidated EBITDA during any prior periods and (ii) notwithstanding anything to the contrary in this definition, Consolidated EBITDA shall not be increased by adding to Consolidated Net Income any amount representing the minority interest of a Person other than the Borrower or a Non-Mueller Subsidiary in any joint venture whose results of operations are consolidated with the Borrower’s in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Four-Quarter Period ending on such date minus (without duplication) Cash Income Taxes for such period to (ii) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, with respect to the Borrower and its Restricted Subsidiaries for any period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Cash Interest Charges, (ii) Restricted Payments (but excluding those Restricted Payments made to repurchase, redeem or acquire shares of the capital stock of the Borrower permitted under Section 8.06), and (iii) Consolidated Principal Payments, all determined on a consolidated basis in accordance with GAAP (except Consolidated Principal Payments with respect to Attributable Indebtedness shall be included in any event).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but excluding Indebtedness permitted by Section 8.03(g), (h) or (i)), (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances (including all BAs hereunder), bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Borrower or such Restricted Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of the following (without duplication), in each case net of interest income earned (without duplication) on cash balances or under Swap Contracts hedging against, or otherwise entered into to manage risks relating to, fluctuations in interest rates to the extent such interest income is included in the calculation of Consolidated Net Income: (a) all interest, (b) the current amortized portion of premium payments, debt discount, fees (including fees payable in respect of Swap Contracts hedging against, or otherwise entered into to manage risks relating to, fluctuations in interest rates), charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (c) the portion of rent expense of the

Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (d) the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Non-Mueller Subsidiaries on a consolidated basis, the net income after taxation of the Borrower and its Non-Mueller Subsidiaries for that period.

“Consolidated Principal Payments” means, at any date of measurement thereof, payments of Consolidated Funded Indebtedness that were scheduled to be made (including adjustments for any mandatory prepayments previously made) during the Four-Quarter Period ending on the date of measurement thereof.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that, as of such date, is secured by any Lien on any asset or property of the Borrower or any of its Non-Mueller Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Senior Secured Leverage Ratio Step Down Date” has the meaning specified in Section 8.12.

“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Borrower and its Restricted Subsidiaries as determined on a consolidated basis.

“Consolidated Working Capital” means, as of any date on which the amount thereof is to be determined, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Convertible Notes” means Indebtedness of the Borrower in the form of notes issued by the Borrower on or about April 13, 2004 that (i) is subordinated in payment to the Obligations hereunder and (ii) is convertible into common equity of the Borrower.

“Core Business” means any material line of business conducted by the Borrower and its Non-Mueller Subsidiaries as of the Closing Date and any business substantially related or incidental thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication):  (i) the amount of any cash and fair market value of other property (excluding the value of any capital stock, warrants or options to acquire capital stock of the Borrower or any Non-Mueller Subsidiary and the unpaid principal amount of any debt instrument) given as consideration, (ii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Non-Mueller Subsidiary in connection with such Acquisition, and (iii) all additional purchase price amounts in the form of earnouts and other contingent obligations that are to be paid in cash and that should be recorded on the financial statements of the Borrower and its Non-Mueller Subsidiaries in accordance with GAAP, (iv) all amounts paid in cash in respect of covenants not to compete, and consulting agreements that should be recorded on financial statements of the Borrower and its Non-Mueller Subsidiaries in accordance with GAAP, (v) the aggregate fair market value of all other consideration given by the Borrower or any Non-Mueller Subsidiary in connection with such Acquisition (but excluding the value of any capital stock, warrants or options to acquire capital stock of the Borrower or any Non-Mueller Subsidiary), and (vi) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C – BA Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate with respect to Base Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a Eurodollar Rate Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit – BA Fees, the Default Rate shall equal the Letter of Credit – BA

Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Direct Foreign Subsidiary” means a Non-Mueller Subsidiary other than a Domestic Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, and including any Qualified Homebuilding Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend Distribution” means the distribution by Mueller Group to Mueller Water Products, and the further distribution by Mueller Water Products to New Holdco of a dividend on or prior to the Closing Date of not less than $400,000,000.

“Documentation Agent” means Calyon New York Branch, in its capacity as documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Non-Mueller Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Entity Conversion” means, individually or collectively as the context may indicate, the conversion under the general corporate law of the state of Delaware or Alabama, as applicable, of (a) United States Pipe and Foundry Company, Inc., an Alabama corporation, into United States Pipe and Foundry, LLC, an Alabama limited liability company, (b) Mueller Water Products, Inc, a Delaware corporation, into Mueller Water Products, LLC, a Delaware limited liability company, and (c) Mueller Group, Inc., a Delaware corporation, into Mueller Group, LLC, a Delaware limited liability company.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Non-Mueller Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing by the Borrower or any ERISA Affiliate or the PBGC of a notice of intent to terminate, the treatment by the PBGC of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under

Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan (including a Segment) that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Segment” means a Segment bearing interest or to bear interest at the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to the Borrower and its Non-Mueller Subsidiaries on a consolidated basis for any fiscal year, the following:

(a)           Consolidated EBITDA for such period (but adjusted to include the effect of cash losses or gains added or deducted pursuant to part (f) or part (g) of the definition of Consolidated EBITDA), minus

(b)           the sum of (i) the change in Consolidated Working Capital as at the end of such fiscal year; plus (ii) Consolidated Capital Expenditures paid in cash during such period; plus (iii) Consolidated Cash Interest Charges for such period; plus (iv) taxes paid in cash for such period and added in the calculation of Consolidated EBITDA pursuant to part (c) of the definition thereof; plus (v) the aggregate amount of all scheduled payments of Consolidated Funded Indebtedness made during such period; plus (vi) the aggregate amount of any optional prepayments of the Term Loan made by the Borrower pursuant to Section 2.06(a) hereof during such period; plus (vii) the aggregate amount of any required prepayments of the Term Loan made by the Borrower pursuant to Section 2.06(d) hereof during such period; plus (viii) Restricted Payments in the nature of ordinary quarterly dividends made in cash during such period; plus (ix) Transaction expenses paid in cash during such period and added in the calculation of Consolidated EBITDA pursuant to part (m) of the definition thereof; and plus (x) expenses related to

Hurricane Katrina or Hurricane Rita paid in cash for such period and added in the calculation of Consolidated EBITDA pursuant to part (n) of the definition thereof.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.01(a).

“Existing Borrower Account Transfer Agreement” means, individually or collectively as the context may indicate, each of (a) that certain Borrower Account Transfer Agreement dated as of November 19, 2004 by and between Mid-State Homes and Mid-State Homes Trust IX, and (b) that certain Borrower Account Transfer Agreement dated as of February 4, 2005 by and between Mid-State Homes and Mid-State Trust XIV.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 17, 2003 among the Borrower, Bank of America, as agent, and a syndicate of lenders, as amended through the Closing Date.

“Existing Mortgage Warehouse Facility” means, individually or collectively as the context may indicate, each of (a) that certain Amended and Restated Variable Funding Loan Agreement dated as of November 19, 2004 by and among YC Susi Trust (successor by assignment from Enterprise Funding Corporation), Atlantic Asset Securitization Corp., Mid-State Trust IX, Wachovia Bank, National Association, Bank of America, N.A. and Calyon New York Branch, and (b) that certain Variable Funding Loan Agreement dated as of February 4, 2005 by an among Three Pillars Funding LLC, Mid-State Trust XIV, Wachovia Bank, National Association and SunTrust Capital Markets, Inc.

“Existing Mueller Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of April 23, 2004 among Mueller Group, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, and a syndicate of lenders, as amended through the Closing Date.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Borrower shall have permanently terminated the Revolving Credit Facility and the Term Loan Facility by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit, (ii) the aggregate face amount of all outstanding Bankers’ Acceptances and (iii) all fees relating to any Letters of Credit accruing after such date (which fees shall be payable solely for the account of the L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made, (b) the Aggregate Revolving Credit Commitments, if any, shall have terminated or expired, (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Credit Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Related Credit Arrangements shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto, and (d) each Guarantor shall have fully, finally and irrevocably paid and satisfied in full its respective obligations and liabilities arising under the Loan Documents, (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to the Administrative Agent or any of its Related Parties or any Lender pursuant to the Loan Documents and expressly survive termination of this Agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Borrower and its Non-Mueller Subsidiaries, taken together as one accounting period.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, all Restricted Subsidiaries of the Borrower executing a Guaranty on the Closing Date and all other Subsidiaries that are at any time after the Closing Date required to enter into a Guaranty Joinder Agreement pursuant to Section 7.12.

“Guaranty” means, collectively, the Subsidiary Guaranty and the Mid-State Homes Guaranty.

“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12, as amended, modified, supplemented or amended and restated.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Homebuilding Assets” means, individually or collectively, the MSH Trusts and all interests therein retained or acquired by the Borrower or any Non-Mueller Subsidiary, Mortgage Accounts, Third Party Mortgage Accounts, the assets of and Equity Interests in JWH Holding Company, LLC or any direct or indirect Subsidiary of JWH Holding Company, LLC, tracts of land relating solely to the homebuilding business of the Borrower, and, if applicable, the Equity Interests in any QHT Interim Entity.

“Honor Date” has the meaning set forth in Section 2.04(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap

Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indenture” means any Indenture or similar document pursuant to which any of the Mortgage Backed Securities or any Indebtedness permitted by Section 8.03(g)(i) or (iii) is issued.

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted, in whole or in part, and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), (i) the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October with respect to interest accrued through the last day of each fiscal quarter of the Borrower ending immediately prior to such date, and (ii) the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, with respect to interest accrued through such date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending, in each case, on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond (a) with respect to Revolving Loans, the Revolving Credit Maturity Date, and (b) with respect to the Term Loan, the date set forth in part (a) of the definition of the Term Loan Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or (d) the purchase of land and related infrastructure improvements.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit or Acceptance Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit or Acceptance Credit.

“Joinder Agreements” means, collectively, Guaranty Joinder Agreements, the Pledge Joinder Agreements and the Security Joinder Agreements.

“Joint Fee Letter” means the letter agreement, dated as of June 17, 2005, among the Borrower, the Administrative Agent and the Arrangers.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C – BA Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C – BA Borrowing in accordance with its Pro Rata Revolving Share.

“L/C – BA Borrowing” means an extension of credit resulting from (i) a drawing under any Letter of Credit (other than an Acceptance Credit) or (ii) a payment of a Bankers’ Acceptance upon presentation, in each case which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C – BA Credit Extension” means, with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C – BA Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuers under all then outstanding Bankers’ Acceptances, plus the aggregate of all Unreimbursed Amounts, including all L/C – BA Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Issuer” means each of Bank of America and SunTrust Bank, each in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, or any successor issuer of Letters of Credit and Bankers’ Acceptances hereunder.  At any time there is more than one L/C Issuer, all singular references to the L/C Issuer shall mean any L/C Issuer, either L/C Issuer, each L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or both L/C Issuers, as the context may require.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit (including an Acceptance Credit) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.

“Letter of Credit – BA Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit – BA Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Sections 2.04(i)(i) and (ii).

“Letter of Credit – BA Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Letter of Credit – BA Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan, including any Segment.

“Loan Documents” means this Agreement, each Note, each Guaranty (including each Guaranty Joinder Agreement), each Security Instrument, each Revolving Loan Notice, each Term Loan Interest Rate Selection Notice, each Issuer Document and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Non-Mueller Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination thereof (and, as of the Closing Date, giving effect to the US Pipe Contribution), each direct or indirect Restricted Subsidiary of the Borrower that (i) has total assets (including Equity Interests in other Subsidiaries) of equal to or greater than 3% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b) (the “Required Financial Information”)), or (ii) has revenues equal to or greater than 3% of the total revenues (on a consolidated basis) of the Borrower and its Restricted Subsidiaries (calculated for the most recent period for which the Administrative Agent has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term “Material Subsidiaries” shall mean Restricted Subsidiaries of the Borrower that together have assets equal to not less than 90% of Consolidated Total Assets (calculated as described above) and revenues of not less than 90% of the total revenues of the Borrower and its Restricted Subsidiaries (calculated as described above).

“Maximum Restricted Payment Amount” means, with respect to any fiscal year of the Borrower, $25,000,000 plus 50% of Consolidated Net Income for the immediately preceding fiscal year (without carrying forward any amount from a prior fiscal year).

“Merger” means the acquisition by the Borrower of all of the issued and outstanding capital stock of Mueller Water Products by means of the merger of Mueller Water Products with and into JW MergerCo, Inc., a Delaware corporation and a direct Subsidiary of New Holdco prior to giving effect to the Merger, with Mueller Water Products being the surviving entity of such merger.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of June 17, 2005 by and among Mueller Water Products, the Borrower, JW MergerCo, Inc. and DLJ Merchant Banking II, Inc., as the Stockholders’ Representative (including all schedules and exhibits thereto and the Disclosure Letter (as defined therein)).

“Merger Documents” means, individually or collectively as the context may indicate, (a) the Merger Agreement, (b) the Escrow Agreement (as defined in the Merger Agreement), (c) the Voting Agreement (as defined in the Merger Agreement) and (d) each other material agreement, instrument and document relating to the Merger.

“Mid-State Capital” means Mid-State Capital Corporation, a Delaware corporation.

“Mid-State Holdings” means Mid-State Holdings Corporation, a Delaware corporation.

“Mid-State Homes” means Mid-State Homes, Inc., a Florida corporation.

“Mid-State Homes Guaranty” means that certain Guaranty Agreement (Mid-State Homes and Walter Mortgage) dated as of the date hereof by each of Mid-State Homes and Walter Mortgage Company in favor of the Administrative Agent (on behalf of the Secured Parties) substantially in the form of Exhibit H.

“Mine” means any excavation or opening into the earth now and hereafter made from which Coal is or can be extracted on or from any of the properties owned or leased by any Loan Party, together with all appurtenances, fixtures, structures, improvements, and all tangible property of whatsoever kind or nature in connection therewith.

“Mineral Rights Mortgage” means, individually or collectively as the context may indicate, those mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt and comparable real estate Lien documents delivered on or after the Closing Date to the Administrative Agent with respect to any Mortgaged Coal Property.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc. and its successors.

“Mortgage” means, individually or collectively as the context may indicate, those mortgages, deeds of trust, deeds to secure debt and comparable real estate Lien documents delivered on or after the Closing Date to the Administrative Agent with respect to any Mortgaged Fee Property, substantially in the form attached hereto as Exhibit J.

“Mortgage Accounts” means certain building and installment contracts and related mortgages and instruments originated by Jim Walter Homes, Inc., Neatherlin Homes, Inc., Dream Homes, Inc., Dream Homes USA, Inc., Crestline Homes, Inc. and notes and mortgages and related instruments originated by Walter Mortgage Company, each a Non-Mueller Subsidiary of the Borrower.

“Mortgage-Backed Securities” means, collectively, (i) the Asset Backed Notes issued by Mid-State Trust IV, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $322,357,000, (iii) the Asset Backed Notes issued by Mid-State Trust VI, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $148,366,000, (iv) the Asset Backed Notes issued by Mid-State Trust VII, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $167,525,000, (v) the Asset Backed Notes issued by Mid-State Trust VIII, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $214,994,000, (vi) the Asset Backed Notes issued by Mid-State Trust X, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $292,178,000, (vii) the Asset Backed Notes issued by Mid-State Trust XI, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $257,086,000, and (viii) the Asset Backed Notes issued by Mid-State Capital Corporation 2004-1 Trust, a Delaware business trust established by Mid-State Capital, having an aggregate principal amount outstanding as of December 31, 2004 of approximately $374,347,000.

“Mortgage Warehouse Facility” means, individually or collectively as the context may indicate and as in effect at any date of determination thereof, (a) either of the Existing Mortgage Warehouse Facilities and/or (b) another credit facility (or facilities, on a combined basis, if more than one) acceptable to the Administrative Agent in its reasonable discretion for the warehousing of mortgages that provides financing to Mid-State Trust IX, Mid-State Trust XIV or another MSH Trust established for such purpose, and that otherwise serves substantially the same purpose on substantially the same terms as the Existing Mortgage Warehouse Facilities, but in no event on any terms less favorable in any material respect, in the reasonable judgment of the Administrative Agent, to the Administrative Agent and the Lenders than those terms in the Existing Mortgage Warehouse Facilities on the Closing Date.

“Mortgaged Coal Property” means, collectively, the leasehold or other rights of the Borrower or any Guarantor or any other Person, as applicable, to mine or otherwise extract coal on certain real property as may be granted to the Administrative Agent on the Closing Date or from time to time thereafter in accordance with the terms of this Agreement pursuant to a Mineral Rights Mortgage, it being understood that some parcels of real property may constitute both Mortgaged Coal Property and Mortgaged Fee Property.

“Mortgaged Coal Property Support Documents” shall mean, for each Mortgaged Coal Property, (i) the Title Policy pertaining thereto, if determined to be necessary by the Administrative Agent, (ii) such lessor’s estoppel, waiver and consent certificates as the Administrative Agent may reasonably require and the Borrower can deliver using its best efforts

(which shall not require the expenditure of cash or the making of any material concessions under the relevant lease unless the Administrative Agent reasonably determines that such Mortgaged Coal Property constitutes a material part of the overall Coal Collateral for the Obligations and the obtaining of such consent is necessary for the effective grant of a first-priority, perfected mortgage on such Mortgaged Coal Property) and subordination, nondisturbance and attornment agreements as the Administrative Agent may reasonably require and the Borrower can deliver using its best efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease), (iii) such opinions of local counsel with respect to the Mineral Rights Mortgages, as applicable, as the Administrative Agent may reasonably require, and (iv) such other documentation as the Administrative Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent.

“Mortgaged Fee Property” means, collectively, the fee interests of the Borrower or any Guarantor, as applicable, in such real property, improvements, fixtures and other items of real and personal property related thereto (and the products and proceeds thereof) as may be granted to the Administrative Agent on the Closing Date or from time to time thereafter in accordance with the terms of this Agreement pursuant to a Mortgage.

“Mortgaged Property Support Documents” shall mean, for each Mortgaged Fee Property, (i) the Title Policy pertaining thereto, (ii) such surveys and flood hazard certifications thereof as the Administrative Agent may require prepared by recognized experts in their respective fields selected by the Borrower and reasonably satisfactory to the Administrative Agent provided that if the Title Policy for any Mortgaged Fee Property does not contain a blanket survey exception and contains survey coverage and survey related endorsements which are reasonably acceptable to the Administrative Agent, then no survey shall be required for such Mortgaged Fee Property, (iii) as to the Mortgaged Properties located in a flood hazard area, such flood hazard insurance as the Administrative Agent may require, (iv) such lessee’s affidavits as the Administrative Agent may reasonably require with respect to any such property leased to a third party, (v) such opinions of local counsel with respect to the Mortgages, as applicable, as the Administrative Agent may reasonably require, and (vi) such other documentation as the Administrative Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent.

“MSH Trusts” means, collectively, each of the Mid-State Trust II, Mid-State Trust III, Mid-State Trust IV, Mid-State Trust VI, Mid-State Trust VII, Mid-State Trust VIII, Mid-State Trust X, Mid-State Trust XI and Mid-State Capital Corporation 2004-1 Trust entities referred to in the definition of “Mortgaged-Backed Securities,” Mid-State Trust V, Mid-State Trust IX and Mid-State Trust XIV, and any other special purpose entity in which Mid-State Homes and/or Walter Mortgage Company and/or Mid-State Capital shall own all of the equity or residual beneficial interest created and operated solely for the purpose of issuing asset-backed securities permitted by Section 8.03(g)(iii) or 8.03(i).

“Mueller Group” means Mueller Group, LLC, a Delaware limited liability company, as successor to Mueller Group, Inc., a Delaware corporation, as a result of the Entity Conversion.

“Mueller Group Notes” means those 10% senior subordinated notes due 2012 issued by Mueller Group pursuant to that certain Indenture dated as of April 23, 2004 by and among Mueller Group, as issuer, certain subsidiaries of Mueller Group as guarantors thereunder, and Law Debenture Trust Company of New York, as trustee.

“Mueller Group Second Lien Notes” means those second priority senior secured floating rate notes due 2011 issued by Mueller Group pursuant to that certain Indenture dated as of April 23, 2004 by and among Mueller Group, as issuer, certain subsidiaries of Mueller Group as guarantors thereunder, and Law Debenture Trust Company of New York, as trustee.

“Mueller Water Products” means Mueller Water Products, LLC, a Delaware limited liability company, as successor to Mueller Water Products, Inc., a Delaware corporation, as a result of the Entity Conversion.

“Mueller Water Products Notes” means those 14.75% senior discount notes due 2014 issued by Mueller Water Products pursuant to that certain Indenture dated as of April 29, 2004 by and between Mueller Water Products (f/k/a Mueller Holdings (N.A.), Inc.), as issuer, and Law Debenture Trust Company of New York, as trustee.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to the sale of any asset by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Borrower or any Restricted Subsidiary), (B) the out-of-pocket expenses incurred by the Borrower or any Restricted Subsidiary in connection with such sale, including any brokerage commissions, underwriting fees and discount, legal fees, finder’s fees and other similar fees and commissions, (C) taxes paid or reasonably estimated to be payable by the Borrower or any Restricted Subsidiary in connection with the relevant asset sale, and (D) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to (C) above) to the extent such reserves are (I) associated with the assets that are the object of such sale and (II) retained by the Borrower or any Restricted Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (D) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such asset sale occurring on the date of such reduction, and (Y) immediately be applied to the prepayment of Loans in accordance with Section 2.06(d);

(b)           with respect to the public and private issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such issuance over (ii) the sum of (A) the underwriting discounts and commissions, and all legal, accounting, printing, rating agency, banking, title and recording fees and expenses and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance, and (B) all taxes required to be paid or accrued as a consequence of such issuance; and

(c)           with respect to the sale or issuance of any Equity Interest by the Borrower or any Restricted Subsidiary or any Permitted Securities Transaction described in part (b), (c) or (d) of the definition thereof, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale or issuance over (ii) the sum of (A) the underwriting discounts and commissions, and all legal, accounting, printing, banking and other out-of-pocket expenses, incurred by the Borrower, such Restricted Subsidiary or New Holdco in connection with such issuance or sale, and (B) all taxes required to be paid or accrued as a consequence of such issuance or sale.

“New Holdco” means Mueller Holding Company, Inc., a Delaware corporation.

“Non-Core Subsidiaries” means, individually or collectively as the context may indicate, (a) Best Insurors, Inc., (b) Cardem and (c) Sloss Industries Corporation and its Subsidiaries.

“Non-Mueller Subsidiaries” means those Subsidiaries of the Borrower other than New Holdco and its Subsidiaries (after giving effect to the Transactions).

“Notes” means, collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Bankers’ Acceptance, or arising under any Related Credit Arrangement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan on the Closing Date, and any prepayments or repayments of the Term Loan (or any Segment) occurring on such date, (ii) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; (iii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swing Line Loans occurring on such date; and (iv) with respect to any L/C – BA Obligations on any date, the amount of such L/C – BA Obligations on such date after giving effect to any L/C – BA Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C – BA Obligations as of such date, including as a result of any reimbursements of amounts paid under Bankers’ Acceptances or outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Payment Date Statement” means the notification Mid-State Homes and/or Mid-State Capital receives from the relevant Trustee for each MSH Trust for any relevant period indicating, among other items, MSH Trust collections and distributions during such period, or any such similar statement serving the same purpose and providing substantially the same information in substantially the same detail.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Securities Transaction” means any of (a) a Restricted Payment by the Borrower to its shareholders of all or any portion of the Equity Interests of New Holdco owned by the Borrower and made in compliance with Section 8.06(e), (b) an initial public offering of Equity Interests of New Holdco, (c) a secondary public offering of Equity Interests of New Holdco, (d)  the Disposition for fair market value by the Borrower of any of its Equity Interests of New Holdco (other than pursuant to a Restricted Payment described in subpart (a) of this definition), so long as in the case of any transaction or combination of transactions permitted by subparts (b), (c) and/or (d) of this definition, the prepayment of the Term Loan required by Section 2.06(d)(vi) is made within the time provided after the occurrence of such Permitted Securities Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means that certain Securities Pledge Agreement dated as of the date hereof among the Borrower, certain Guarantors and the Administrative Agent, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to Sections 3.01 and 7.12, as the same may be otherwise supplemented (including by Pledge Agreement Supplement).

“Pledge Agreement Supplement” means the Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledged Interests” means, in each case excluding the Voting Securities and Subsidiary Securities of any Unrestricted Subsidiary (other than Mid-State Capital and New Holdco), (i) the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower and Direct Foreign Subsidiaries of the Borrower that at any time are on Schedule I to the Pledge Agreement (or any similar schedule serving the same purpose in the Pledge Agreement); (ii) all of the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower that is a Material Subsidiary; (iii) all of the Subsidiary Securities of New Holdco; and (iv) 65% of the Voting Securities (or if the relevant Person shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Person) and 100% of the nonvoting Subsidiary Securities of each of the existing or hereafter organized or acquired Direct Foreign Subsidiaries of the Borrower that is a Material Subsidiary.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12.

“Pro Forma Effect Compliance Certificate” means a certificate substantially in the form of Exhibit D-2.

“Pro Rata Revolving Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Pro Rata Revolving Share of each Revolving Lender shall be the Pro Rata Revolving Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 11.06.  The Pro Rata Revolving Share of each Revolving Lender as of the Amendment No. 5 Effective Date is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Pro Rata Term Share” means, with respect to each Term Loan Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan funded by such Term Loan Lender.  The initial Pro Rata Term Share of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Put Backstop Commitment Letter” means that certain commitment letter dated as of June 17, 2005 by and among the Borrower, Banc of America Bridge LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. regarding the commitments for the Put Backstop Facilities.

“Put Backstop Commitment Letter Amendment” means that certain Letter Amendment to the Commitment Letter dated as of the Closing Date by and among the Borrower, Banc of America Bridge LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. extending one element of the termination of the commitments under the Put Backstop Commitment Letter for the Put Backstop Facilities to a date that is not earlier than the date that is 60 days after the Closing Date.

“Put Backstop Facilities” means, individually or collectively as the context may indicate, each of (a) a senior subordinated bridge facility of Mueller Group entered into, if at all, within 60 days after the Closing Date in an aggregate principal amount of not less than $320,000,000 for the purpose of providing liquidity in the event that more than $25,000,000 of the existing Mueller Group Notes are tendered in response to an offer to repurchase such notes as a result of the consummation of the Merger, and (b) a senior bridge facility of Mueller Water Products entered into, if at all, within 60 days after the Closing Date in an aggregate principal amount of not less than $145,000,000 for the purpose of providing liquidity in the event that more than $25,000,000 of the Mueller Water Products Notes are tendered in response to an offer to repurchase such notes as a result of the consummation of the Merger.

“QHT Interim Entity” means one or more direct or indirect Subsidiaries of the Borrower formed and utilized solely for the purpose of consummating a Qualified Homebuilding Transaction or for holding and operating Homebuilding Assets for a period no longer than reasonably necessary under the circumstances to facilitate the consummation of a Qualified Homebuilding Transaction.

“Qualified Homebuilding Transaction” or “QHT” means a Disposition by the Borrower or applicable Subsidiaries (including for purposes of this definition by way of Restricted Payment) of any of the Homebuilding Assets through one or more transactions (including, without limitation, any sale, transfer, license, lease or other disposition) or through the distribution to the Borrower’s shareholders of Equity Interests in any of the Homebuilding Assets (including, without limitation, investments in any such QHT in an amount not to exceed, in the aggregate for all QHTs, $35,000,000), but excluding any Disposition described in Section 8.05(f)(i).

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Swap Contract” means all Swap Contracts that are entered into or maintained with a Lender or Affiliate of a Lender that are not prohibited by the express terms of the Loan Documents.

“Related Treasury Management Arrangements” means all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents.

“Remaining Equity Prepayment Percentage” has the meaning specified in Section 2.06(d)(iii).

“Replacement Mueller Facilities” means the senior, secured credit facilities of Mueller Group pursuant to that certain Credit Agreement dated as of the Closing Date by and among Mueller Group, Bank of America, as administrative agent, Morgan Stanley, as syndication agent, and the lenders from time to time party thereto, which such facilities refinance the Existing Mueller Credit Agreement, and any other senior credit facility that may from time to time replace or refinance the facilities provided by such Credit Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a conversion or continuation of Segments, a Term Loan Interest Rate Selection Notice, (c) with respect to an L/C - BA Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required ECF Prepayment Percentage” has the meaning specified in Section 2.06(d)(iv).

“Required Equity Prepayment Percentage” has the meaning specified in Section 2.06(d)(iii).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C – BA Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C – BA Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that any Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Credit Commitments and Outstanding Amount (including risk participations in Letters of Credit and Swing Line Loans) under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Outstanding Amount (including risk participations in Letters of Credit and Swing Line Loans) under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders having more than 50% of the Outstanding Amount of the Term Loan; provided that the Outstanding Amount of the Term Loan held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Non-Mueller Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.02.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02, (b) purchase participations in L/C - BA Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such

Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the facility described in Sections 2.02, 2.04 and 2.05 providing for Revolving Loans, Swing Line Loans, Letters of Credit and BAs to or for the benefit of the Borrower by the Revolving Lenders, Swing Line Lender and L/C Issuer, as the case may be, in the maximum aggregate principal amount at any time outstanding of $475,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Maturity Date” means October 4, 2010.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit, Bankers’ Acceptance or Swing Line Loan.

“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share pursuant to Section 2.02, except as otherwise provided herein.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-2.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders and such other Persons for whose benefit the Lien thereunder is conferred, as therein provided.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement dated as of the date hereof by the Borrower and one or more of the Guarantors to the Administrative Agent for the benefit of the

Secured Parties, substantially in the form of Exhibit I, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 7.12.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement (including the Security Joinder Agreements), the Pledge Agreement (including the Pledge Joinder Agreements and the Pledge Agreement Supplements), each Mortgage, each Mineral Rights Mortgage, each Title Policy and each other Mortgaged Property Support Document and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Restricted Subsidiary or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be reinstated from time to time in accordance with the terms hereof and thereof.

“Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Guarantor or any other Person to the Administrative Agent pursuant to Section 7.12.

“Segment” means a portion of any Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Senior Credit Facility” means, collectively, the Term Loan Facility and the Revolving Credit Facility.

“Serviced Mortgage Accounts” means mortgage loans that are originated and serviced by Persons other than the Borrower or a Subsidiary and with respect to which Walter Mortgage Company, Walter Mortgage Servicing and/or Mid-State Homes, each a Subsidiary of the Borrower, is providing property monitoring, inspection, default mitigation and/or “Real Estate Owned” management services.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)           the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent obligations; and

(b)           it is then able and expects to be able to pay its debts as they mature; and

(c)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“SPC” has the meaning specified in Section 11.06(h).

“STRH” means SunTrust Robinson Humphrey, Inc. and its successors.

“Subordinated New Holdco Note” means that certain 9% Subordinated Note due 2013 by New Holdco in favor of Mueller Group representing a subordinated loan from Mueller Group to New Holdco in an initial principal amount of $20,000,000, and including a subordinated guarantee by the Borrower of the obligations of New Holdco thereunder.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and shall include, without limitation, the Unrestricted Subsidiaries.

“Subsidiary Guaranty” means that certain Guaranty Agreement dated as of the date hereof among the Guarantors (other than Mid-State Homes and Walter Mortgage Company) and the Administrative Agent (on behalf of the Lenders) substantially in the form of Exhibit F, as supplemented from time to time by the execution and delivery of Guaranty Joinder Agreements pursuant to Section 7.12, as from time to time the same may be otherwise supplemented or amended, modified, amended and restated or replaced.

“Subsidiary Securities” means the Equity Interests issued by or in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agent” means SunTrust Bank in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Sharing Agreement” means that (a) certain Tax Sharing Agreement dated as of the Closing Date by and between New Holdco and the Borrower relating to the Borrower’s payment of taxes imposed on New Holdco and its Subsidiaries and their properties, income or assets and (b) any other tax sharing or similar agreement by and between the Borrower and any Person in connection with a Qualified Homebuilding Transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the loans made pursuant to the Term Loan Facility in accordance with Section 2.01.

“Term Loan Facility” means the facility described in Section 2.01 providing for an advance of the Term Loan to the Borrower by the Term Loan Lenders in the original principal amount of $450,000,000, subject to adjustments as herein provided.

“Term Loan Interest Rate Selection Notice” means the written notice delivered by a Responsible Officer of the Borrower in connection with the election of a subsequent Interest Period for any Eurodollar Rate Segment or the conversion of any Eurodollar Rate Segment into a Base Rate Segment or the conversion of any Base Rate Segment into a Eurodollar Rate Segment, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Term Loan Lender” means each Lender that has a portion of the Term Loan outstanding under the Term Loan Facility.

“Term Loan Maturity Date” means (a) October 3, 2012, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan Facility, including all accrued and unpaid interest, are paid in full in accordance with the terms hereof.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit C-1.

“Third Party Mortgage Accounts” means certain building and installment contracts or loans and related mortgages and instruments that (a) are originated by Persons other than the Borrower or a Non-Mueller Subsidiary, (b) constitute first mortgages on single-family residential real property, and (c) are acquired by Walter Mortgage Company, Mid-State Homes or Mid-State Capital, each a Non-Mueller Subsidiary of the Borrower.

“Title Policy” means an ALTA mortgagee title policy insuring the first lien priority of a Mortgage or Mineral Rights Mortgage, and in each case reflecting only such Liens as are permitted under Section 8.01(a), (c), (d), (g) or (i) or which are otherwise acceptable to the Administrative Agent, together in each case with all endorsements reasonably requested by the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C - BA Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C - BA Obligations.

“Transactions” means, individually or collectively as the context may indicate, (a) the creation of New Holdco and the transfer of the Equity Interests of US Pipe and of JW MergerCo, Inc. thereto, (b) the Merger, (c) the US Pipe Contribution, (d) the receipt by New Holdco of the Dividend Distribution, (e) the entering into by New Holdco and the Borrower (as guarantor) of, and the receipt by New Holdco of the proceeds from, the Subordinated New Holdco Note, (f) the entering into and funding of the Replacement Mueller Facilities and the related repayment and retirement of the Existing Mueller Credit Agreement, (g) the consummation of each of the Entity Conversions, and (h) the entering into of the Put Backstop Commitment Letter Amendment.

“Type” means with respect to (i) a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (ii) a Segment, its character as a Base Rate Segment or a Eurodollar Rate Segment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined at the end of each immediately preceding plan year that this Agreement is in effect in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Subsidiaries” means (a) the entities identified on Schedule 1.01(a) hereto, (b) each MSH Trust created after the Closing Date, (c) New Holdco and each of its Subsidiaries, (d) Mid-State Capital, but only so long as it is a special purpose entity that is prohibited by its Organization Documents and/or applicable Laws from being a Guarantor, and 100% of its Equity Interests are owned by Mid-State Holdings and constitute Pledged Interests pledged by Mid-State Holdings to the Administrative Agent for the benefit of the Lenders, and (e) any other Subsidiary that is a special purpose entity serving substantially the same function as Mid-State Capital with respect to the MSH Trusts.

“US Pipe” means United States Pipe and Foundry Company, LLC, an Alabama limited liability company, as successor to United States Pipe and Foundry Company, Inc., an Alabama corporation, as a result of the Entity Conversion.

“US Pipe Contribution” means the contribution by the Borrower of 100% of the Equity Interests of US Pipe to New Holdco, for further distribution to Mueller Water Products and for further contribution to Mueller Group, such that after giving effect to all such contributions, US Pipe is a wholly-owned direct Subsidiary of Mueller Group.

“Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Walter Mortgage Company” means Walter Mortgage Company, a Delaware corporation.

“Walter Mortgage Servicing” means Walter Mortgage Servicing, Inc., a Florida corporation.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) other than the Merger Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           All defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof (including Consolidated Capital Expenditures in the case of any Disposition, but excluding Consolidated Capital Expenditures in the case of any Acquisition) shall be calculated on an historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any period of measurement that includes the Merger or any Acquisition permitted by Section 8.13 or the US Pipe Contribution or any Disposition permitted by Section 8.05(g), to the actual historical results of the Person so acquired or disposed.

(d)           For the avoidance of doubt, the term “the Borrower and its Restricted Subsidiaries” as used in the defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof shall not include any consolidation of the assets, liabilities or results of operations of the Unrestricted Subsidiaries in the assets, liabilities or results of the Borrower or any Restricted Subsidiary.

(e)           Consolidation of Variable Interest Entities.  Except as expressly provided otherwise herein, all references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities:  an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Term Loan.

(a)           Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make an advance of its Pro Rata Term Share of the Term Loan to the Borrower on the Closing Date, and from the Closing Date to the Term Loan Maturity Date, convert and continue Segments from time to time in accordance with the terms hereof.  The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided.  No amount of the Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance under the Term Loan Facility shall be allowed after the initial such advance of the Term Loan on the Closing Date.  Segments of the Term Loan may be Base Rate Segments or Eurodollar Rate Segments at the Borrower’s election, as provided herein.

(b)           Not later than 1:00 P.M. New York time, on the Closing Date, each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term Share of the Term Loan available by wire transfer to the Administrative Agent.  Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of same day funds in Dollars.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 5.01 and 5.02, be made available to the Borrower by delivery of the proceeds thereof as shall be directed by the Responsible Officer of the Borrower and reasonably acceptable to the Administrative Agent.  The initial Borrowing of the Term Loan may be a Eurodollar Rate Segment, a Base Rate Segment, or both; provided that if the Borrower desires that any portion of the initial Borrowing of the Term Loan is advanced as a Eurodollar Rate Segment, the Administrative Agent shall make such Borrowing as a Eurodollar Rate Segment only if, not later than three Business Days prior to the date that is then anticipated to be the Closing Date, the Administrative Agent has received from the Borrower a Term Loan Interest Rate Selection Notice with respect thereto, together with the Borrower’s written acknowledgement in form and substance satisfactory to the Administrative Agent that the provisions of Section 4.05 hereof shall apply to any failure by the Borrower to borrow on the date set forth in such Term Loan Interest Rate Selection notice any or all of the amounts specified in such Term Loan Interest Rate Selection Notice.

2.02        Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make, convert and continue Revolving Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  On the Amendment No. 5 Effective Date, the Aggregate Revolving Credit Commitments shall be increased from $225,000,000 to $475,000,000, and the Pro Rata Revolving Shares of each Revolving Lender shall be as set forth opposite the name of such Revolving Lender on Schedule 2.01.  The Borrower shall prepay any Revolving Loans outstanding on the Amendment No. 5 Effective Date (and pay any amounts owing under Section 4.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Revolving Shares of the Revolving Lenders after giving effect to such increase in the Aggregate Revolving Credit Commitments, provided that, after giving effect to the increase in the Aggregate Revolving Credit Commitments, the aggregate

Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.

2.03        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Revolving Borrowing, each conversion of Revolving Loans or Segments of the Term Loan from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice (as to Revolving Borrowings) or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer of the Borrower (unless such Revolving Loan Notice is being delivered by a Swing Line Lender pursuant to Section 2.05(c) or by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.04(c)(i)); provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Revolving Loan Notice and Term Loan Interest Rate Selection Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing (applicable to Revolving Loan Notices only), a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  Each written Revolving Loan Notice shall be substantially in the form of Exhibit A-1 attached hereto, and each written Term Loan Interest Rate Selection Notice shall be substantially in the form of Exhibit A-2 attached hereto.  If the Borrower fails to specify a Type of Revolving Loans in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of Loans, then the applicable Loans shall, subject to the last sentence of this Section 2.03(a), be made as, or continued as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Revolving Share of the applicable

Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Revolving Borrowing, each applicable Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders or the Required Term Loan Lenders, as applicable.

(d)           The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not at any time be more than (a) five Interest Periods in effect with respect to the Term Loan and (b) ten Interest Periods in effect with respect to the Revolving Credit Facility.

2.04        Letters of Credit and Bankers’ Acceptances.

(a)           The Letter of Credit – BA Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit - BA Expiration Date or the termination of the Availability Period, to issue Letters of Credit for the account of the Borrower or the Borrower and a Restricted Subsidiary, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, (2) to honor drafts under the Letters of Credit; and (3) with respect to Acceptance Credits, to create Bankers’ Acceptances in accordance with the terms thereof and hereof, and (B) the Revolving Lenders severally agree to participate in Letters of Credit and Bankers’ Acceptances issued for the account of the Borrower or the Borrower and a Restricted Subsidiary and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C – BA Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit if (A) as of the date of such L/C - BA Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans would exceed such Revolving Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C - BA Obligations would exceed the Letter of Credit - BA Sublimit, or (B) as to Acceptance Credits, the Bankers’ Acceptance created or to be created thereunder shall not be an eligible bankers’ acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. § 372).  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C – BA Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twelve months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, later than the earlier of (1) 180 days after the date of issuance thereof and (2) 60 days before the Letter of Credit - BA Expiration Date, unless in each case the Required Revolving Lenders have approved such expiry date;

(B)           the maturity date of any Bankers’ Acceptance issued under any such requested Acceptance Credit would occur earlier than 30 or later than 120 days from date of issuance and in any event later than 60 days before the Letter of Credit - BA Expiration Date, unless the Required Revolving Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit, or the maturity date of any Bankers’ Acceptance issued under such requested Letter of Credit, would occur after the Letter of Credit - BA Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit or any related Bankers’ Acceptance, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit or related bankers’ acceptances generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit or any related Bankers’ Acceptance would violate one or more policies of the L/C Issuer, or the creation of any related Bankers’ Acceptance would cause the L/C Issuer to exceed the maximum amount of outstanding bankers’ acceptances permitted by applicable Law;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit or related Bankers’ Acceptance is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars; or

(D)          a default of any Revolving Lender’s obligations to fund under Section 2.04(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit or Bankers’ Acceptance if the L/C Issuer would not be permitted at such time to issue such Letter of Credit or Bankers’ Acceptance in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit or Bankers’ Acceptance if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit or Bankers’ Acceptance in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit or Bankers’ Acceptance does not accept the proposed amendment to such Letter of Credit or Bankers’ Acceptance.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit or Bankers’ Acceptance issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit and Bankers’ Acceptances issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit and Bankers’ Acceptances as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and, if applicable, of the applicable Restricted Subsidiary.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the Borrower and the applicable Restricted Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Letter of Credit.  Immediately upon the creation of each Bankers’ Acceptance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Bankers’ Acceptance in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Bankers’ Acceptance.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit - BA Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents under such Letter of Credit, or any presentation for payment of a Bankers’ Acceptance, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers’ Acceptance (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable.  If the Borrower fails so to reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing or payment (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Revolving Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Revolving Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C – BA Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C – BA Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C – BA Borrowing and shall constitute an L/C - BA Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C - BA Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers’ Acceptance, interest in respect of such Revolving Lender’s Pro Rata Revolving Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C - BA Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers’ Acceptances, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Revolving Loan Notice).  No such making of an L/C - BA Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit or Bankers’ Acceptance, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit or Bankers’ Acceptance and has received from any Revolving Lender such Revolving Lender’s L/C - BA Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Revolving Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C - BA Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers’ Acceptance, and to repay each L/C – BA Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit or Bankers’ Acceptance, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Bankers’ Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document or endorsement  presented under or in connection with such Letter of Credit or Bankers’ Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers’ Acceptance ;

(iv)          any payment by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers’ Acceptance, that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers’ Acceptance, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Revolving Lenders, the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers’ Acceptance or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Bankers’ Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers’ Acceptance presented for payment in strict compliance with its terms and conditions.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers’ Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit or made any payment under any Bankers’ Acceptance and such drawing has resulted in an L/C – BA Borrowing, or (ii) if, as of the Letter of Credit - BA Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, any Bankers’ Acceptance for any reason remains outstanding, or any L/C – BA Obligation for any reason remains outstanding, then in each such case the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C - BA Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit - BA Expiration Date, as

the case may be).  Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C - BA Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit – BA Fees.  Subject to the provisions of the last sentence of this subsection (i), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share (i) a Letter of Credit – BA Fee for each commercial Letter of Credit and each Bankers’ Acceptance equal to 50% of the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be, and (ii) a Letter of Credit – BA Fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Such Letter of Credit – BA Fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit – BA Fees accrued through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance (as the case may be), on the Letter of Credit - BA Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit and Bankers’ Acceptance shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.09(b), the Letter of Credit – BA Fees payable under this subsection (i) shall accrue and be payable at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit and each Bankers’ Acceptance issued by the L/C Issuer in the amount of 0.125% times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fee shall accrue through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance, as applicable, on the Letter of Credit - BA Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bankers’ acceptances issued by it as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit or Bankers’ Acceptance issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit and/or Bankers’ Acceptances for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.05        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Revolving Share of the Outstanding Amount of Revolving Loans and L/C - BA Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05.  Each Swing Line Loan shall be a Base Rate Revolving Loan.  Immediately upon the making of a Swing Line Loan, each

Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Lender’s Pro Rata Revolving Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Revolving Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Revolving Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Revolving Share of any Swing Line Loan, interest in respect of such Pro Rata Revolving Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under the Revolving Credit Facility or the Term Loan Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans under any such credit facility shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans under any such credit facility shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the credit facility to which the prepayment is to be applied, and the Type(s) of Loans to be prepaid.  Prepayments of the Term Loan shall be applied pro rata to remaining installments of the scheduled amortization of the Term Loan Facility.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.05.  Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Revolving Shares and Pro Rata Term Shares, as applicable.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C - BA Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C - BA Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.

(d)           In addition to any required payments of principal of the Term Loan and any optional payments of principal of the Term Loan and the Revolving Loans effected under subsection (a) above, the Borrower shall make the following required prepayments, and the Aggregate Revolving Credit Commitments shall be automatically and permanently reduced as applicable, each such payment to be made to the Administrative Agent for the benefit of the applicable Lenders, and each reduction effected, within the time period specified below:

(i)            At any time after the aggregate Net Cash Proceeds from all issuances of Indebtedness permitted by Section 8.03(i) and all Dispositions permitted by Section 8.05(f)(i) after the Closing Date has reached $75,000,000, the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan in an amount equal to one hundred percent (100%) of any further Net Cash Proceeds (including any portion of the Net Cash Proceeds thereof that causes the aggregate Net Cash Proceeds to exceed the $75,000,000 threshold) of (A) each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(i), and (B) each Disposition permitted by Section 8.05(f)(i).  Each such prepayment will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance or Disposition.

(ii)           The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan (A) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary other than Indebtedness permitted under Section 8.03, and (B) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(l), but excluding any Net Cash Proceeds used or to be used, in the good faith judgment of the Administrative Agent, for the purpose of financing one or more Acquisitions or

Restricted Payments permitted hereunder; provided, however, if the Term Loan Facility is or has been paid in full, then at all times that the Aggregate Revolving Credit Commitments exceed $225,000,000, the Aggregate Revolving Credit Commitments shall be automatically and permanently reduced by an amount equal to fifty percent (50%) of any Net Cash Proceeds otherwise not used, or not required to have been used, as applicable, to prepay the Outstanding Amount of the Term Loan as required hereunder.  Each prepayment of the Term Loan and each reduction to the Aggregate Revolving Credit Commitments required to be made pursuant to this Section 2.06(d)(ii) shall be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance; provided that despite the application of this Section 2.06(d)(ii) to any issuance of Indebtedness that is not otherwise permitted under this Agreement, nothing in this Section 2.06(d)(ii) shall be deemed to permit any Indebtedness not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the incurrence of Indebtedness that is not permitted under this Agreement.

(iii)          (A) The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan in an amount equal to the Required Equity Prepayment Percentage (defined below) of the Net Cash Proceeds of each private or public issuance of Equity Interests of the Borrower or any Restricted Subsidiary, and (B) at all times that the Aggregate Revolving Credit Commitments exceed $225,000,000, the Aggregate Revolving Credit Commitments shall be automatically and permanently reduced by an amount equal to the Remaining Equity Prepayment Percentage (defined below) of the Net Cash Proceeds of each private or public issuance of Equity Interests of the Borrower or any Restricted Subsidiary.  Each prepayment of the Term Loan and each reduction to the Aggregate Revolving Credit Commitments required to be made pursuant to this Section 2.06(d)(iii) will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance.  Notwithstanding the application of this Section 2.06(d)(iii) to any issuance of Equity Interests that is not otherwise permitted under this Agreement, nothing in this Section 2.06(d)(iii) shall be deemed to permit any issuance of Equity Interests of the Borrower or any Restricted Subsidiary not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the issuance of any such Equity Interest that is not permitted under this Agreement.  For purposes of this Section 2.06(d)(iii), the term “Required Equity Prepayment Percentage” means 50%, provided that such prepayment shall only be required to be made at the 50% level to the extent that the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment at the 50% level, would result in a Consolidated Senior Secured Leverage Ratio greater than or equal to 2.00 to 1.00, and shall thereafter be made by substituting “25%” for “50%”, provided further that if the Required Equity Prepayment Percentage is 25% (including as applied to a portion of a prepayment for which the 50% rate applied to the first portion) then such prepayment shall only be required to be made at the 25% level to the extent that the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment at the 25% level, would result in a Consolidated Senior Secured Leverage Ratio greater than or equal to 1.00 to 1.00, and shall thereafter be made by substituting “0%” for “25%”.  Additionally, for purposes of this Section 2.06(d)(iii), the term “Remaining Equity Prepayment Percentage” means a percentage equal to the product of (x) 100% minus the Required Equity Prepayment Percentage otherwise in effect for any such prepayment of the Term Loan under this Section 2.06(d)(iii) multiplied by (y) fifty percent (50%).

(iv)          Within ten Business Days after financial statements have been delivered pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered pursuant to Section 7.02(b), the Borrower shall make a prepayment of the Outstanding Amount of the Term Loan in an amount equal to the Required ECF Prepayment Percentage (defined below) of Excess Cash Flow for the fiscal year covered by such financial statements; provided that for the fiscal year of the Borrower ending December 31, 2005, the prepayment required by this Section 2.06(d)(iv) will be equal to the Required Prepayment Percentage of the ratable portion of Excess Cash Flow for such fiscal year from the Closing Date to December 31, 2005, with Excess Cash Flow (and the elements thereof) being calculated pro forma for the US Pipe Contribution in accordance with Section 1.03(c).  For purposes of this Section 2.06(d)(iv), the term “Required ECF Prepayment Percentage” means 75%, provided that such prepayment shall only be required to be made at the 75% level to the extent that the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment at the 75% level, would result in a Consolidated Senior Secured Leverage Ratio greater than or equal to 2.00 to 1.00, and shall thereafter be made by substituting “50%” for “75%”, provided further that if the Required ECF Prepayment Percentage is 50% then such prepayment shall only be required to be made at the 50% level to the extent that the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment at the 50% level, would result in a Consolidated Senior Secured Leverage Ratio greater than or equal to 1.00 to 1.00, and shall thereafter be made by substituting “0%” for “50%”.

(v)           In the event that the aggregate Net Cash Proceeds from a Disposition of any single Non-Core Subsidiary, whether in one or a series of related transactions, permitted by Section 8.05(g)(ii)(A) exceeds $25,000,000, the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of any further Net Cash Proceeds (including any portion of the Net Cash Proceeds thereof that causes the aggregate Net Cash Proceeds to exceed the $25,000,000 threshold) from each such Disposition.  Each such prepayment will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such Disposition.

(vi)          In the event that there shall occur any Permitted Securities Transaction described in parts (b), (c) and/or (d) of the definition thereof, the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from each such Permitted Securities Transaction (or combination thereof occurring substantially simultaneously) received by the Borrower, but in any event in an amount not less than fifty percent (50%) of the aggregate Net Cash Proceeds from such Permitted Securities Transaction(s).  Each such prepayment will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such Permitted Securities Transaction(s).

(vii)         The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan in an amount equal to one hundred percent (100%) of any Net Cash Proceeds received pursuant to each Disposition permitted by Section 8.05(i).  Each such prepayment will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such Disposition.

Each prepayment of the Term Loan required under Section 2.06(d) shall be applied pro rata to remaining installments of the scheduled amortization of the Term Loan Facility (including the scheduled payment of all remaining Outstanding Amounts of the Term Loan on the Term Loan Maturity Date).  Each permanent reduction in the Aggregate Revolving Credit Commitments made under Section 2.06(d)(ii) or (iii) shall be in the respective amounts as provided therein with corresponding permanent reductions in each Revolving Lender’s Revolving Credit Commitment according to its Pro Rata Revolving Share until the Aggregate Revolving Credit Commitments do not exceed $225,000,000; provided, however, that no such permanent reductions to the Aggregate Revolving Credit Commitments pursuant to this Section 2.06(d) shall reduce the Aggregate Revolving Credit Commitments to an amount less than $225,000,000.

(e)           Any prepayment of a Eurodollar Rate Loan under this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05.  Each prepayment under this Section 2.06 shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Term Shares or Pro Rata Revolving Shares, as applicable.

2.07        Termination or Reduction of Commitments.

(a)           If the Aggregate Revolving Credit Commitments exceed $225,000,000, the Aggregate Revolving Credit Commitments shall be automatically and permanently reduced in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(g) that is issued after the Amendment No. 5 Effective Date but before the first Qualified

Homebuilding Transaction; provided, however, that no such permanent reductions to the Aggregate Revolving Credit Commitments pursuant to this Section 2.07(a) shall reduce the Aggregate Revolving Credit Commitments to an amount less than $225,000,000.  Each reduction to the Aggregate Revolving Credit Commitments shall be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance.

(b)           The Aggregate Revolving Credit Commitments shall be automatically and permanently reduced so that, to the extent necessary to effect any permanent reduction hereunder, the Aggregate Revolving Credit Commitments do not exceed the following amounts on the following dates: (i) on March 31, 2009, the Aggregate Revolving Credit Commitments shall not exceed $400,000,000; (ii) on June 30, 2009, the Aggregate Revolving Credit Commitments shall not exceed $350,000,000; (iii) on September 30, 2009, the Aggregate Revolving Credit Commitments shall not exceed $300,000,000; and (iv) on December 31, 2009, the Aggregate Revolving Credit Commitments shall not exceed $250,000,000.

(c)           In addition to any required permanent reductions of the Aggregate Revolving Credit Commitments effected under Section 2.06(d), Section 2.07(a) or Section 2.07(b), the Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or the entire remaining Aggregate Revolving Credit Commitments, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit - BA Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(d)           The Administrative Agent will promptly notify the Lenders of any such notice of any such termination or reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.06(d) or this Section 2.07.  Any reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.06(d) or this Section 2.07 shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share.  Any Commitment Fees accrued prior to effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.08        Repayment of Loans.

(a)           The Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.

(c)           The Borrower shall repay the principal amount of the Term Loan in twenty-seven (27) consecutive quarterly installments equal to $1,125,000 on the last Business Day of each March, June, September and December, commencing on December 31, 2005, and in a final installment equal to the aggregate Outstanding Amount of the Term Loan on the Term Loan Maturity Date, in each case subject to adjustments for prepayments made pursuant to Section 2.06.

2.09        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists, the Borrower shall pay interest, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, on the principal amount of all (a) outstanding Obligations under the Revolving Credit Facility upon the affirmative vote of the Required Revolving Lenders, (b) outstanding Obligations under the Term Loan Facility upon the affirmative vote of the Required Term Loan Lenders and (c) other Obligations hereunder upon the affirmative vote of the Required Lenders.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the

Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C - BA Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and the amount accrued through the end of each fiscal quarter of the Borrower shall be due and payable in arrears on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, and on the Revolving Credit Maturity Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  The Borrower shall pay to the Arrangers, the Administrative Agent and each of the Lenders, for their own respective accounts, such fees as shall have been separately agreed upon in writing (including in the Joint Fee Letter, the Agency Fee Letter and the Amendment No. 5 Engagement Letter, as applicable) in the amounts and at the times so specified, including an annual administrative fee payable to the Administrative Agent.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.12(b), and by each Lender in its account or accounts pursuant to Section 2.12(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or any Lender to make an entry, or any finding that any entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations.

2.13        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to such Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans; provided that the Administrative Agent agrees that it shall first make a request (which request may be telephonic) for payment from such applicable Lender before making a request with respect thereto to the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan or Pro Rata Term Share of the Term Loan, as applicable, included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans, to fund their respective Pro Rata Term Shares of the Term Loan, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund its Pro Rata Term Share of the Term Loan, to fund any participation in Letters of Credit and Swing Line Loans or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to fund its Pro Rata Term Share of the Term Loan, to purchase its participations in Letters of Credit and Swing Line Loans or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans or the portion of the Term Loan made by it, or the participations in L/C – BA Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its ratable share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Revolving Loans and/or portion of the Term Loan made by it and/or subparticipations in the participations in L/C – BA Obligations or Swing Line Loans of the other Lenders, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, portion of the Term Loan and/or other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, portion of the Term Loan or subparticipations in L/C – BA Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.
SECURITY

3.01        Security.  As security for the full and timely payment and performance of all Obligations, the Borrower shall, and shall cause all other Loan Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Administrative Agent and its counsel to grant to the Administrative Agent for the benefit of the Secured Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted hereunder.  Without limiting the foregoing, on the Closing Date the Borrower shall deliver, and shall cause each Guarantor (other than, solely with respect to the Security Agreement, Mid-State Homes and Walter Mortgage Company) to deliver, to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (a) if such party has rights in any Pledged Interests (i) the Pledge Agreement which shall pledge all of the Pledged Interests held by such party to the Administrative Agent for the benefit of the Secured Parties, and (ii) if such Pledged Interests are in the form of certificated securities, such certificated securities, together with undated stock powers or other appropriate transfer documents indorsed in blank pertaining thereto, (b) the Security Agreement, which shall pledge to the Administrative Agent for the benefit of the Secured Parties certain personal property of the Borrower and the Guarantors more particularly described therein, (c) if such party has a fee interest in any of the real property set forth on Schedule 3.01, a Mortgage with respect thereto and such Mortgaged Property Support Documents as the Administrative Agent may request, (d) if such party has any leasehold interest in, or other grant of, mineral rights relating to the Coal mining or natural gas operations of any Coal Mining Entity, a Mineral Rights Mortgage with respect thereto and such Mortgaged Coal Property Support Documents as the Administrative Agent may request, (e) Uniform Commercial Code financing statements in form, substance and number as requested by the Administrative Agent, reflecting the Lien in favor of the Secured Parties on the Pledged Interests and all other Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Administrative Agent may request to effect the transactions contemplated by this Article III.  The Borrower shall also, and shall cause each Guarantor, to pledge to the Administrative Agent for the benefit of the Secured Parties (and as appropriate to reaffirm its prior pledge of) all of the Pledged Interests acquired or created after the Closing Date and held by such party, or otherwise acquired by such party and not theretofore pledged to the Administrative Agent for the benefit of the Secured Parties, and to deliver to the Administrative Agent all of the documents and instruments in connection therewith as are required pursuant to the terms of Section 7.12 and of the Security Instruments.

3.02        Further Assurances.

(a)           At the request of the Administrative Agent, the Borrower will or will cause all other Loan Parties, as the case may be, from time to time to execute, by its duly authorized officers, alone or with the Administrative Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower or other Loan Party after the Closing Date.

(b)           Without limiting the generality of the foregoing subsection (a), in the event that the Borrower or any Loan Party (or any Domestic Subsidiary that is required to be a Loan Party pursuant to the terms of this Agreement) shall acquire (including as a result of the creation or acquisition of a Restricted Subsidiary or an existing Subsidiary becoming a Restricted Subsidiary, in each case in accordance with the terms of this Agreement) any fee interest in real property having a fair market value as determined in good faith by the Administrative Agent or the Borrower in excess of $10,000,000 in the aggregate, the Borrower or the applicable Domestic Subsidiary shall, promptly after such acquisition, execute and deliver to the Administrative Agent a Mortgage in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Lenders, and provide the Administrative Agent with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid, perfected, first priority Lien, subject to Liens permitted by Section 8.01(a), (c), (d), (g), (h) or (i), against the properties purported to be covered thereby, including evidence of the payment of any filing or recordation fees or taxes, and deliver to the Administrative Agent such Mortgaged Property Support Documents as the Administrative Agent may request with respect to the property purported to be covered by such Mortgage;

(c)           Without limiting the generality of the foregoing subsection (a), in the event that the Borrower or any other Loan Party (or any Domestic Subsidiary that is required to be a Loan Party pursuant to the terms of this Agreement) shall acquire (including as a result of the creation or acquisition of a Restricted Subsidiary or an existing Subsidiary becoming a Restricted Subsidiary, in each case in accordance with the terms of this Agreement) any fee, leasehold or grantee interest in any mineral rights relating or adjacent to the Coal or natural gas operations of any Coal Mining Entity or otherwise acquired for the commercial value of such mineral rights, the Borrower shall or shall cause the applicable Domestic Subsidiary to, promptly after such acquisition, (i) notify the Administrative Agent of such acquisition and provide to the Administrative Agent the location, acreage, facility size and use of such real property or mineral rights interest, (ii) if requested by the Administrative Agent, execute and deliver to the Administrative Agent a Mineral Rights Mortgage in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Lenders, and provide the Administrative Agent with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mineral Rights Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid, perfected, first priority Lien, subject to Liens permitted by Section 8.01(a), (c), (d), (g), (h) or (i), against the properties and interests purported to be covered thereby, including evidence of the payment of any filing or recordation fees or taxes, and deliver to the Administrative Agent such Mortgaged Coal Property Support Documents as the Administrative Agent may request with respect to the property purported to be covered by such Mineral Rights Mortgage;

(d)           Without limiting the generality of the foregoing subsection (a), prior to entering into any new lease of real property or renewing any existing lease of real property following the Closing Date, the Borrower shall, and shall cause each of its Domestic Subsidiaries that are or are required to be Loan Parties to, use its (and their) best efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) to deliver to the Administrative Agent a waiver, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of any real property that is to be leased by the Borrower or such Domestic Subsidiary for a term in excess of one year in any state which by statute grants such lessor a “landlord’s” (or similar) Lien which is superior to the Administrative Agent’s, to the extent the value of any personal property of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries held or to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $12,000,000.

(e)           The Administrative Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of the Borrower or any Loan Party appearing thereon, all Uniform Commercial Code financing statements reflecting the Borrower or any other Loan Party as “debtor” and the Administrative Agent as “secured party”, and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

3.03        Information Regarding Collateral.  The Borrower represents, warrants and covenants that (a) the chief executive office of the Borrower and each other Person providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 3.03, and (b) Schedule 3.03 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor or contributed or transferred to a Grantor any property constituting Collateral at any time since January 1, 2000 (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Grantor at any time since January 1, 2000, (iii) each location within the United States in which material goods constituting Collateral are or have been located since April 17, 2003 (together with the name of each owner of the property located at such address if not the applicable Grantor, and a summary description of the relationship between the applicable Grantor and such Person), and (iv) each trade name, trademark or other trade style used by any Grantor since April 17, 2003 and the purposes for which it was used.  The Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at Borrower’s or such other Grantor’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent in Collateral.

ARTICLE IV.
TAXES, YIELD PROTECTION AND ILLEGALITY

4.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

4.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

4.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 4.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Bankers’ Acceptance, any participation in a Letter of Credit or a Bankers’ Acceptance, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or Bankers’ Acceptance (or of maintaining its obligation to participate in or to issue any Letter of Credit or Bankers’ Acceptance), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Bankers’ Acceptances held by, such Lender, or the Letters of Credit or Bankers’ Acceptances issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

4.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

4.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 4.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, the Borrower may replace such Lender in accordance with Section 11.13.

4.07        Survival.  All of the Borrower’s obligations under this Article IV shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement, each of the Security Instruments, the Subsidiary Guaranty and the Mid-State Homes Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           Revolving Loan Notes executed by the Borrower in favor of each Revolving Lender requesting such a Note;

(iii)          Term Loan Notes executed by the Borrower in favor of each Term Loan Lender requesting such a Note;

(iv)          such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of formation and (B) in Alabama if the Borrower or such Loan Party is formed in a jurisdiction other than Alabama but has assets or operations in Alabama, including in each such case certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business;

(vi)          a favorable opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, and appropriate local counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii)         a certificate of a Responsible Officer of the Borrower either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of the Borrower certifying:

(A)          that the conditions specified in Sections 5.02(a) and (b) have been satisfied,

(B)           as to the matters described in Section 5.01(d);

(C)           that none of the Merger Documents (including any condition to consummation of the Merger) has been altered, amended, waived or otherwise changed or supplemented since their execution on June 17, 2005, in any respect materially adverse to the Lenders, except to the extent agreed to by prior written consent of the Arrangers, which consent shall not be unreasonably withheld;

(D)          that the Merger has been consummated prior to, or is being consummated substantially simultaneously with, the Closing Date, in accordance with the terms of the Merger Documents (only as amended, altered, waived or otherwise changed in compliance with subpart (D) above);

(E)           that there has been no material adverse change in the facts and information regarding the Loan Parties as represented to date;

(ix)           evidence satisfactory to the Arrangers of the consummation, prior to or substantially simultaneously with the occurrence of the Closing Date, of each of the following, in each case in compliance with all applicable laws and regulations, with the receipt of all necessary material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals:  (A) the creation of New Holdco and the transfer of the Equity Interests of US Pipe and of JW MergerCo thereto, such that after giving effect thereto (but prior to giving effect to the Merger and to the US Pipe

Contribution) New Holdco is a direct subsidiary of the Borrower and JW MergerCo, Inc. and US Pipe are direct Subsidiaries of New Holdco, (B) the Entity Conversions, including the filing of any certificates of conversion required or requested by the Administrative Agent, (C) the US Pipe Contribution in accordance with the terms of, and such that after giving effect thereto US Pipe is a “Restricted Subsidiary” under, the Indentures for both the Mueller Water Products Notes and the Mueller Group Notes, and otherwise on terms and conditions reasonably satisfactory to the Arrangers, (D) the receipt by New Holdco of not less than $400,000,000 of net proceeds from the Dividend Distribution and of not less than $20,000,000 of net proceeds from the Subordinated New Holdco Note, and the application of all such proceeds as consideration for the Merger, (E) the refinancing (in an amount sufficient, inter alia, to support the tender, defeasance or satisfaction and discharge of the Mueller Group Second Lien Notes), termination and payment in full of all obligations outstanding under the Existing Mueller Credit Agreement with the Replacement Mueller Facilities, and (F) the Put Backstop Commitment Letter Amendment;

(x)            a certificate signed by the Chief Financial Officer of the Borrower certifying that after giving effect to the entering into of the Loan Documents, the termination of the Existing Credit Agreement, and the consummation of all of the Transactions, the Borrower and its Subsidiaries, measured on a consolidated basis, are Solvent;

(xi)           evidence satisfactory to the Arrangers that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xii)          evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xiii)         an initial Revolving Loan Notice, if any;

(xiv)        an initial Term Loan Interest Rate Selection Notice, if any;

(xv)         delivery of Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien in and to such other Collateral as the Administrative Agent may require, including without limitation the delivery by the Borrower of all certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

(xvi)        Mineral Rights Mortgages and such Mortgaged Coal Property Support Documents as the Administrative Agent may request with respect to each lease or other grant of mineral rights as to which the Borrower or a Guarantor is a lessee or grantee, with such exceptions as are agreed by the Arrangers;

(xvii)       with respect to those parcels of real property set forth on Schedule 3.01, a Mortgage and such Mortgaged Property Support Documents as the Administrative Agent may request;

(xviii)      Uniform Commercial Code search results showing only those Liens as are acceptable to the Lenders;

(xix)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders may reasonably require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           The Administrative Agent shall be satisfied that after giving effect to the initial Credit Extension hereunder, the remaining amount available to be drawn under the Revolving Credit Facility shall not be less than $112,500,000.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)           No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           No limitation exists on any Borrowing or Credit Extension contained in Article II.

Each Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person or of any Person whose Equity Interests are being pledged; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person or any Person whose Equity Interests are being pledged is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions.

6.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements and the related consolidating balance sheets and financial statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries (or, with respect to the consolidating financial statements, of the Borrower or the applicable Subsidiary) as of the date thereof and its or their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries (or, with respect to the consolidating financial statements, of the Borrower or the applicable Subsidiary) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated as of June 30, 2005, the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, and the related consolidating balance sheets and financial statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries (or, with respect to the consolidating financial statements, of the Borrower or the applicable Subsidiary) as of the date thereof and its or their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the most recent audited financial statements delivered pursuant to Section 7.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Borrower and its Non-Mueller Subsidiaries, on a consolidated basis, have no material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except to the extent (i) set forth in the financial statements most recently delivered pursuant to Section 7.01(a) or (b), (ii) set forth on Schedule 8.03, or (iii) incurred since the date referred to in subsection (i) hereof in accordance with the terms of this Agreement and the other Loan Documents.

6.06        Litigation.  Except as specifically disclosed in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Non-Mueller Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07        No Default.  Neither the Borrower nor any Non-Mueller Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08        Ownership of Property; Liens.  Each of the Borrower and each Non-Mueller Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property (including mineral rights and interests) necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Non-Mueller Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09        Environmental Compliance.  The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10        Insurance.  The properties of the Borrower and its Non-Mueller Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Non-Mueller Subsidiary operates, none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Borrower.

6.11        Taxes.  The Borrower and its Non-Mueller Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed (including any such requirement arising under any Tax Sharing Agreement), and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets (or on New Holdco and its Subsidiaries or their properties, income or assets to the extent required to be paid by the Borrower or any Non-Mueller Subsidiary pursuant to any Tax Sharing Agreement) otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Except as specifically described on Schedule 6.11 hereto, there is no proposed tax assessment against the Borrower or any Non-Mueller Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Non-Mueller Subsidiary thereof is party to any tax sharing agreement other than any Tax Sharing Agreement.

6.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or an application for such a letter will be filed within twelve months of the first Plan year for a newly adopted Plan and, to the best knowledge of the Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction or violation of the fiduciary responsibility rules described in section 4975 of the Code or Part 4 of Title I of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred for which any liability remains unsatisfied or is reasonably expected to occur; (ii) except to the extent it could reasonably be expected to have  a Material Adverse Effect, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums or contributions due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) to the knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13        Subsidiaries; Equity Interests.  The Borrower (a) has no Subsidiaries other than those specifically disclosed in Schedule 6.13(a) or created or acquired in compliance with Section 7.12, (b) has no equity investments in any other corporation or entity other than those specifically disclosed Schedule 6.13(b) or made after the Closing Date in compliance with this Agreement and the other Loan Documents.

6.14        Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Non-Mueller Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16        Compliance with Laws.  Each of the Borrower and each Non-Mueller Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17        Intellectual Property; Licenses, Etc.  The Borrower and its Non-Mueller Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the operation by the Borrower and its Non-Mueller Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

ARTICLE VII.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’ Acceptance shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Non-Mueller Subsidiary to:

7.01        Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, consolidated shareholders’ equity and cash flows for such fiscal year, setting forth (except with respect to the consolidating balance sheet and related consolidating statements) in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and (except with respect to the consolidating balance sheet and related consolidating statements) audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement and (ii) so long as required by applicable Securities Laws, the report(s) of management on the Borrower’s internal control over financial reporting pursuant to Items 308(a) and 308(c) of Regulation S-K promulgated under the Exchange Act, the Auditor’s attestation report on management’s assessment of the Borrower’s internal control over financial reporting as filed with the SEC on Form 10-K for the Borrower, and an independent assessment by the Auditor as to the effectiveness of the Borrower’s internal control over financial reporting as required by Auditing Standard No. 2 of the Public Company Accounting Oversight Board, and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or if earlier, five Business Days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, consolidated shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth (except with respect to the consolidating balance sheet and related consolidating statements) in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, consolidated shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

As to any information contained in materials furnished pursuant to Section 7.02(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)           promptly after any request by the Administrative Agent, documents and other information supporting the calculation of any defined term used in the computation in any Compliance Certificate of the financial covenants set forth in Section 8.12;

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)            as soon as available and in any event no later than 75 days after the beginning of each fiscal year of the Borrower, a consolidated business plan for the Borrower and its Non-Mueller Subsidiaries prepared by management of the Borrower, substantially similar in form and detail to the business plans prepared prior to the Closing Date and furnished under the Existing Credit Agreement, but taking into account the US Pipe Contribution, to the Administrative Agent and including balance sheets, and related statements of operations, retained earnings and cash flow (to include separate forecasts for Consolidated Capital Expenditures and Consolidated EBITDA), on a quarterly basis for such fiscal year, and a reasonably detailed explanation of any underlying assumptions with respect thereto; and

(g)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Non-Mueller Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Non-Mueller Subsidiary; and

(e)           of any default under, termination or suspension of, or election not to renew the Mortgage Warehouse Facility (but excluding any termination of the Mortgage Warehouse Facility in conjunction with the refinancing or voluntary repayment thereof as contemplated by Section 7.11).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (or on New Holdco and its Subsidiaries and their properties or assets to the extent required to be paid by the Borrower or any Non-Mueller Subsidiary pursuant to any Tax Sharing Agreement), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.01; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06        Maintenance of Properties.

(a)           Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           Make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)           Use the standard of care typical in the industry in the operation and maintenance of its facilities.

(d)           Keep in full force and effect all of its leases and other contract rights, and all rights of way, easements and privileges necessary or appropriate for the proper operation of the Mines being operated by the Borrower or a Non-Mueller Subsidiary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e)           Obtain and comply with each permit, license, authorization and other governmental approval necessary to recover Coal from any Mine being operated by the Borrower or a Non-Mueller Subsidiary and observe the requirements thereof in all material respects, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)            Cause each Mine being operated by the Borrower or a Non-Mueller Subsidiary to be operated, maintained, developed and mined and cause the associated processing plants and other fixed and operating assets to be operated and maintained, in a workmanlike manner, as would a prudent coal mine operator, and in accordance with generally accepted mining practices and all applicable requirements of Law, including but not limited to applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07        Maintenance of Insurance.  In the event compliance with the insurance requirements set forth in the Security Instruments does not satisfy the following requirements, and not in limitation of such insurance requirements in the Security Instruments, maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 15 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, none of which insurance (other than worker’s compensation insurance, disability insurance and other similar types of insurance that do not constitute the insurance of its properties or of interruptions to its business operations) shall be provided by any Subsidiary or any other Affiliate of the Borrower.

7.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09        Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Non-Mueller Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Non-Mueller Subsidiary, as the case may be.

7.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11        Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to refinance existing indebtedness, including all indebtedness outstanding under the Existing Credit Agreement and indebtedness outstanding under the Mortgage Warehouse Facility and the payment of all fees and expenses in connection therewith, (ii) to pay a portion of the cost of acquiring Mueller Water Products and its Subsidiaries in connection with the Merger, (iii) pay fees and expenses in connection with the Transactions, and (iv) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.12        New Subsidiaries, Pledgors and Real Property.

(a)           As soon as practicable but in any event within 30 Business Days following the acquisition or creation of any Subsidiary that is a Restricted Subsidiary, or the time any existing Subsidiary becomes a Material Subsidiary (other than, in each case, a QHT Interim Entity), cause to be delivered to the Administrative Agent each of the following:

(i)            if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, a Guaranty Joinder Agreement duly executed by such Material Subsidiary;

(ii)           if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, (A) a Security Joinder Agreement duly executed by such Material Subsidiary

(with all schedules thereto appropriately completed) and (B) if such Material Subsidiary owns a fee interest in any real property having a fair market value in excess of $10,000,000, or has a fee, leasehold or grantee interest in any mineral rights relating or adjacent to the Coal or natural gas operations of any Coal Mining Entity or otherwise acquired for the commercial value of such mineral rights, those documents required by Section 3.02(b) and/or (c), as applicable;

(iii)          if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are owned by a Material Subsidiary who has not then executed and delivered to the Administrative Agent the Pledge Agreement or a Pledge Joinder Agreement granting a Lien to the Administrative Agent, for the benefit of the Secured Parties, in such Pledged Interests, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by the Material Subsidiary that directly owns such Pledged Interests;

(iv)          if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are owned by the Borrower or a Material Subsidiary who has previously executed a Pledge Agreement or a Pledge Joinder Agreement, a Pledge Agreement Supplement by the Borrower (if applicable) and each Material Subsidiary that owns any of such Pledged Interests with respect to such Pledged Interests in the form required by the Pledge Agreement;

(v)           if such Subsidiary is a Material Subsidiary and owns any Domestic Subsidiary or Direct Foreign Subsidiary that is also a Material Subsidiary, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary;

(vi)          if the Pledged Interests issued or owned by such Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (A) the certificates representing 100% of such Pledged Interests and (B) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(vii)         with respect to any Person that has executed a Pledge Joinder Agreement, a Pledge Agreement Supplement, or a Security Joinder Agreement, Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Administrative Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

(viii)        upon the reasonable request of the Administrative Agent, an opinion of counsel to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, dated as of the date of delivery of such applicable Joinder Agreements (and other Loan Documents) provided for in this Section 7.12 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(ix)           with respect to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, current copies of the Organization Documents of each such Person, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect;

provided that in the event the Borrower or any Domestic Subsidiary forms a joint venture permitted hereunder and otherwise satisfactory to the Administrative Agent that is a Domestic Subsidiary and a Restricted Subsidiary but whose Organization Documents prohibit such Subsidiary from Guaranteeing Indebtedness of the Borrower, such Subsidiary shall not be required to become a Loan Party, but unless otherwise agreed to by the Administrative Agent the Equity Interests of such Person owned by the Borrower or any Loan Party shall be pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the provisions of this Section 7.12(a).

(b)           As soon as practicable but in any event within 30 Business Days following the acquisition of any Pledged Interests by any Material Subsidiary who has not theretofore executed the Pledge Agreement or a Pledge Joinder Agreement and who is not otherwise required to deliver a Pledge Joinder Agreement pursuant to Section 7.12(a), cause to be delivered to the Administrative Agent a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary, and the documents, stock certificates, stock powers, financing statements, opinions, Organization Documents and organizational action relating thereto and to the pledge contained therein and described in Section 7.12(a)(vi), (vii), (viii) and (ix).

7.13        [Intentionally Omitted].

7.14        Compliance with ERISA.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.15        Further Assurances.  At the Borrower’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Guaranty, the Security Instruments and the other Loan Documents.

ARTICLE VIII.
NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’ Acceptance shall remain outstanding, the Borrower shall not, nor shall it permit any Non-Mueller Subsidiary to, directly or indirectly:

8.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby consists only of the property covered by the Liens being renewed or extended and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)           Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens imposed by Law or arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            Liens or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and including deposits (but not Liens) related to the acquisition of property;

(g)           easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           with respect to any Mortgaged Fee Property or Mortgaged Coal Property, Liens which appear as exceptions to the Title Policy delivered to the Administrative Agent with respect to such Mortgaged Fee Property or Mortgaged Coal Property that are not otherwise permitted by Section 8.01(a), (c), (d), (g) or (i) and are acceptable to the Administrative Agent, it being understood that the Liens appearing on the Title Policies delivered to the Administrative Agent on the Closing Date are acceptable to the Administrative Agent;

(i)            any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Liens described in clauses (a) through (h) in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

(j)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(k)           Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(l)            Liens on Mortgage Accounts and Third Party Mortgage Accounts securing Indebtedness permitted under Section 8.03(g);

(m)          Liens on residual beneficial interests in any MSH Trust securing Indebtedness permitted under Section 8.03(g)(iii), 8.03(i) or 8.03(n); and

(n)           Liens on assets (other than Equity Interests of New Holdco or of any Non-Mueller Subsidiary constituting Collateral, and other than real estate interests (including mineral rights relating to Coal) constituting Collateral) securing Indebtedness the amount of which Indebtedness shall not exceed in the aggregate at any time $20,000,000 and the book value of the property securing such Indebtedness shall not exceed $25,000,000.

8.02        Investments.  Make any Investments, except:

(a)           Investments held by the Borrower or such Non-Mueller Subsidiary in the form of Cash Equivalents;

(b)           loans and advances to officers, directors and employees of the Borrower and Non-Mueller Subsidiaries the ordinary course of the business of the Borrower and its Non-Mueller Subsidiaries as conducted on the Closing Date to the extent permitted by applicable Law;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           Guarantees permitted by Section 8.03;

(e)           Investments existing as of the date hereof and as set forth in Schedule 6.13;

(f)            prior to the Amendment No. 5 Effective Date, Investments by Loan Parties in Mortgage Accounts and Third Party Mortgage Accounts, including Investments in MSH Trusts in connection with the issuance of asset-backed securities that are not Investments in residual beneficial interests in MSH Trusts otherwise permitted by Section 8.02(h), provided that the aggregate book value (but without adjustment for any write-down of the book value thereof) of all such Investments permitted by this Section 8.02(f) owned by Loan Parties does not at any time exceed $50,000,000;

(g)           prior to the applicable Qualified Homebuilding Transaction, Investments by MSH Trusts in Mortgage Accounts and Third Party Mortgage Accounts in connection with Indebtedness under the Mortgage Warehouse Facility and the issuance of asset-backed securities permitted by Section 8.03(g);

(h)           prior to the applicable Qualified Homebuilding Transaction, Investments by Mid-State Homes, Walter Mortgage Company and Mid-State Capital in MSH Trusts in connection with the issuance of asset-backed securities permitted under Section 8.03(g)(iii) or Section 8.03(i), provided that such Investments shall consist solely of residual beneficial interests in MSH Trusts, including the associated residual interest in Mortgage Accounts and Third Party Mortgage Accounts, and assets related thereto;

(i)            Investments by Cardem and each of the MSH Trusts in the ordinary course of business and in conformity with their respective investment policies in effect from time to time;

(j)            Investments in securities or assets of any Person acquired in an Acquisition permitted hereunder;

(k)           Investments in (i) land or tracts of land held by the Borrower or a Subsidiary on the Amendment No. 5 Effective Date and replacements thereof made in accordance with Section 8.05(b), and (ii) land or mineral rights relating to the coal mining or natural gas operations of any Subsidiaries in the business of coal mining acquired, leased or held in the ordinary course of business by any Subsidiaries in the business of coal mining;

(l)            other Investments of (i) the Borrower in any Guarantor (other than Investments in the Homebuilding Assets), (ii) any Non-Mueller Subsidiary in the Borrower or in a Guarantor, and (iii) of the Borrower or any Guarantor in any Non-Mueller Subsidiary that is not a Guarantor provided that such Investments in non-Guarantor Non-Mueller Subsidiaries do not exceed $15,000,000 in the aggregate at any time outstanding;

(m)          Investments in Swap Contracts permitted to be maintained under Section 8.03(d);

(n)           so long as the Consolidated Senior Secured Leverage Ratio is less than or equal to 1.50 to 1.00 based on a Pro Forma Effect Compliance Certificate delivered to the Administrative Agent prior to any Investment contemplated hereunder and giving pro forma effect thereto and to any Borrowings in connection therewith, other Investments (excluding Homebuilding Assets) not exceeding $25,000,000 in any fiscal year of the Borrower, provided that (i) the aggregate of all Investments made under this clause (n) at any time outstanding shall not exceed $75,000,000 and (ii) the aggregate amount of all Investments in New Holdco or any of its Subsidiaries made under this clause (n) at any time outstanding shall not exceed $15,000,000 (without increasing the aggregate limit in the preceding clause (n)(ii)); provided further that (A) the aggregate amount of Investments at any time outstanding under clause (i) of the immediately preceding proviso shall be increased on any date of measurement thereof by an amount equal to the sum of fifty percent (50%) of the portion of Excess Cash Flow each year not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iv) plus fifty percent (50%) of the portion of the Net Cash Proceeds from the public or private issuance of Equity Interests of the Borrower or any Restricted Subsidiary not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iii) plus fifty percent (50%) of the portion of the Net Cash Proceeds from a Permitted Securities Transaction actually received the Borrower and paid to reduce the Term Loan pursuant to Section 2.06(d)(vi), in each case net of any such amounts utilized in Section 8.06(c) and/or in Section 8.13 on or prior to such date, and (B) the annual limit of $25,000,000 provided in this Section 8.02(n) shall be increased on any date of measurement thereof by an amount equal to 1/3 of the amount by which the $75,000,000 limit is increased pursuant to the immediately preceding proviso (A) as of such date; provided, however, that if the Consolidated Senior Secured Leverage Ratio is greater than 1.50 to 1.00 as calculated above, or if a Pro Forma Effect Compliance Certificate has not been delivered to the Administrative Agent as provided above, then additional Investments under clause (n) shall be permitted only to the extent that, after giving effect to such proposed Investment, the aggregate amount of Investments made under this clause (n) shall not exceed $25,000,000;

(o)           Investments in Cardem made in the ordinary course of its insurance business as conducted on the Closing Date;

(p)           an Investment in a joint venture of the Borrower in which the Borrower owns more than 50% of the voting interest and is approved by the Administrative Agent, not to exceed $27,000,000 in the aggregate at any time outstanding;

(q)           Investments by the Borrower in New Holdco and/or one or more of its Subsidiaries in the form of Equity Interests of the Borrower;

(r)            Investments by the Borrower in New Holdco on the Closing Date of those amounts necessary to consummate the Merger and the other Transactions in accordance with the sources and uses of funds provided to the Lenders prior to the Closing Date;

(s)           Investments by the Borrower in Mid-State Trust IX and Mid-State Trust XIV of those amounts necessary to repay outstanding indebtedness and accrued fees and expenses under the Mortgage Warehouse Facilities in connection with the termination thereof;

(t)            prior to the applicable Qualified Homebuilding Transaction, Investments in the Homebuilding Assets in an amount not to exceed $35,000,000 at any one time outstanding in the aggregate; and

(u)           at any time after the Amendment No. 5 Effective Date, Investments by Loan Parties and Non-Mueller Subsidiaries in the Homebuilding Assets for the construction and cost of building and completing the existing backlog of homebuilding contracts (and other associated costs of the Homebuilding Assets) that result in the origination of Mortgage Accounts, such Investments permitted under this Section 8.02(u) not to exceed $80,000,000 in the aggregate at any time outstanding.

8.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further that any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Administrative Agent and the Lenders, and no more restrictive to the Borrower, than the subordinated Indebtedness being refinanced, refunded, renewed or extended and in an amount not less than the amount outstanding at the time thereof;

(c)           Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(d)           obligations (contingent or otherwise) of the Borrower or any Non-Mueller Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for real property (other than purchase money obligations for real property including mineral rights utilized or to be utilized in the Coal operations of any Coal Mining Entity) and fixed or capital assets within the limitations set forth in Section 8.01(k), which Indebtedness may include Indebtedness existing on any property so acquired at the time of such acquisition (other than any such Indebtedness created in contemplation of such acquisition that does not secure the purchase price of such property), and including any refinancings, refundings, renewals or extensions thereof so long as the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $75,000,000;

(f)            the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g)           in the case of Mid-State Homes, Mid-State Capital, Walter Mortgage Company and each MSH Trust, where applicable:

(i)            Indebtedness evidenced by the Mortgage-Backed Securities,

(ii)           [Intentionally Omitted], and

(iii)          Indebtedness resulting from the issuance of additional securities by one or more MSH Trusts that is secured or otherwise supported by Mortgage Accounts, Third Party Mortgage Accounts and/or residual beneficial interests in MSH Trusts, which securities shall not restrict the actions or businesses of the Borrower or any of its Subsidiaries (other than Mid-State Homes, Mid-State Capital and Walter Mortgage Company) in any manner and shall not include terms requiring any guarantee or other credit support from or recourse to the Borrower or any of its Restricted Subsidiaries that are less favorable to the Borrower and its Restricted Subsidiaries than those contained in the Mortgage-Backed Securities;

(h)           in the case of Mid-State Homes and Walter Mortgage Company, Indebtedness resulting from the contingent obligations of Mid-State Homes or Walter Mortgage Company (i) to repurchase Mortgage Accounts pursuant to Section 3(b) of either of the Existing Borrower Account Transfer Agreements (or an equivalent contingent obligation contained in any successor Borrower Account Transfer Agreement so long as such contingent obligation is no greater than that contained in Section 3(b) of the Existing Borrower Account Transfer Agreement), (ii) to repurchase Foreclosure Accounts (as defined in the Existing Borrower Account Transfer Agreement) pursuant to the terms of Section 4 of each of the Existing Borrower Account Transfer Agreements (or an equivalent contingent obligation contained in any successor Borrower Account Transfer Agreement so long as such contingent obligation is no greater than that contained in Section 4 of the Existing Borrower Account Transfer Agreement), and (iii) to indemnify certain Indemnitees referred to in the Existing Borrower Account Transfer Agreement for expenses incurred thereby on the terms set forth in Section 6 of each of the Existing Borrower Account Transfer Agreements (or an equivalent contingent obligation with respect to indemnification contained in any successor Borrower Account Transfer Agreement so long as such indemnification obligation is no greater than that contained in Section 6 of the Existing Borrower Account Transfer Agreement); provided that the aggregate amount of Indebtedness existing under subclauses (h)(i) and (h)(iii) shall not exceed $10,000,000 at any time;

(i)            Indebtedness either existing on the Amendment No. 5 Effective Date or issued after the Amendment No. 5 Effective Date but before the first Qualified Homebuilding Transaction, in each case that is secured solely by residual beneficial interests in MSH Trusts, including the issuance of securities by one or more MSH Trusts that are secured or otherwise supported thereby; provided that no such Indebtedness (including any securities) shall restrict the actions or businesses of the Borrower or any of its Non-Mueller Subsidiaries in any manner and shall not include terms requiring any guarantee or other credit support from or recourse to the Borrower or any of its Restricted Subsidiaries that are less favorable to the Borrower and its Restricted Subsidiaries than those contained in the Mortgage-Backed Securities;

(j)            Indebtedness (i) of the Borrower or any Guarantor owing to the Borrower or any Guarantor, (ii) of any Non-Mueller Subsidiary that is not a Guarantor owing to any other Non-Mueller Subsidiary that is not a Guarantor, (iii) of any Non-Mueller Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor in an aggregate amount at any time outstanding not to exceed $15,000,000; and (iv) of the Borrower owing to Mueller Group pursuant to the Borrower’s guarantee of the obligations of New Holdco under the Subordinated New Holdco Note, so long as the Borrower’s obligations owing under such Subordinated New Holdco Note are unsecured and subordinated in payment to the Obligations in a manner satisfactory to the Administrative Agent and no payment of principal or cash interest thereunder is scheduled to occur prior to the date that is six months after the Term Loan Maturity Date;

(k)           surety bonds permitted under Section 8.01;

(l)            Indebtedness subordinated in payment to the Obligations hereunder in an aggregate principal amount not to exceed $350,000,000 at any time outstanding so long as (i) the terms of such Indebtedness are acceptable to the Administrative Agent, (ii) none of the maturity date, any scheduled payment of principal or any obligation to repurchase or prepay such Indebtedness (whether absolute or at the option of the holder (other than as a result of the occurrence of a specified event that would constitute an Event of Default)) occurs before the Revolving Credit Maturity Date, and (iii) on or prior to the date of incurrence thereof, the Borrower has delivered to the Administrative Agent a Compliance Certificate demonstrating pro forma compliance, giving effect to the incurrence of such Indebtedness, with the financial covenants set forth in Sections 8.12(a), (b) and (c);

(m)          [Intentionally Omitted];

(n)           additional unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50,000,000; and

(o)           Indebtedness of any QHT Interim Entity that is non-recourse to the Borrower and incurred pursuant to, and substantially concurrently with, a Qualified Homebuilding Transaction.

8.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, and in each case subject to Section 8.15:

(a)           except as limited by Section 8.15(c), any Non-Mueller Subsidiary may merge with any one or more other Non-Mueller Subsidiaries, provided that when any Guarantor is merging with another Non-Mueller Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b)           any Non-Mueller Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Non-Mueller Subsidiary or to the Borrower, provided that if the transferor in such a transaction is a Guarantor, then the transferee must also be a Guarantor or the Borrower;

(c)           a merger or consolidation necessary to consummate (i) an Acquisition permitted by and in compliance with Section 8.13 or (ii) a Disposition permitted by and in compliance with Section 8.05; and

(d)           the Borrower or any applicable Subsidiary may effect any Qualified Homebuilding Transaction; and

(e)           any QHT Interim Entity may liquidate or dissolve.

8.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of inventory in the ordinary course of business;

(b)           Dispositions for fair market value of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property, and in each case if the disposed property constituted Collateral then the relevant Loan Party shall grant a Lien to the Administrative Agent (including the delivery of any necessary Mortgage, Mineral Rights Mortgage, Mortgaged Property Support Documents and Mortgaged Coal Property Support Documents) on such new or replacement property;

(c)           subject to Section 8.15, Dispositions of property by the Borrower or any Non-Mueller Subsidiary to a wholly-owned Non-Mueller Subsidiary or, solely with respect to Dispositions of the stock of a Non-Mueller Subsidiary of the Borrower, the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must be a Guarantor or, subject to the limitation above, the Borrower;

(d)           Dispositions for fair market value permitted by Section 8.02 or 8.04(a) or (b);

(e)           transfers for fair market value by Loan Parties or Mid-State Capital to one or more MSH Trusts of Mortgage Accounts or Third Party Mortgage Accounts in connection with, and to the extent required for the issuance of asset-backed securities permitted under Section 8.03(g)(iii);

(f)            transfers for fair market value by Mid-State Homes or Mid-State Capital of any interest in an MSH Trust (other than any MSH Trust that is a borrower under a Mortgage Warehouse Facility) to (i) third parties, or (ii) an MSH Trust in connection with the issuance of asset-backed securities permitted under Section 8.03(g)(iii) or 8.03(i);

(g)           Dispositions for fair market value not otherwise permitted under this Section 8.05, provided that (i) at the time of such Disposition, no Default shall exist or would result from such

Disposition and (ii) each such Disposition is either (A) a Disposition of Non-Core Subsidiaries so long as such Non-Core Subsidiary has not been the transferee of any material additional assets or operations (whether by transfer of assets or equity or by merger or consolidation with any other Person) since the Closing Date and any prepayment required by Section 2.06(d)(v) is made, (B) a Disposition of mining equipment, including longwall shields, with an aggregate book value not in excess of $30,000,000, or (C) a Disposition of property that, when combined with all other Dispositions made in reliance on this clause (g)(ii)(C) during such fiscal year, has an aggregate book value of not in excess of $40,000,000;

(h)           Dispositions of all or any portion of the Equity Interests in New Holdco owned by the Borrower in a Permitted Securities Transaction conducted in compliance with Section 8.06(e) and/or 8.15(c) and with respect to which any mandatory prepayment of the Term Loan required by Section 2.06(d)(vi) has been made, provided that any such Disposition other than pursuant to a Restricted Payment permitted by Section 8.06(e) shall be for fair market value; and

(i)            (i) the Disposition of any Homebuilding Assets to a QHT Interim Entity and (ii) any Qualified Homebuilding Transaction.

8.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before and after the making of such Restricted Payment):

(a)           each Non-Mueller Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Non-Mueller Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Non-Mueller Subsidiary, to the Borrower and any Non-Mueller Subsidiary and to each other owner of capital stock or other Equity Interests of such Non-Mueller Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           the Borrower and each Non-Mueller Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           so long as the Consolidated Senior Secured Leverage Ratio is less than or equal to 1.50 to 1.00 based on a Pro Forma Effect Compliance Certificate delivered to the Administrative Agent prior to any Restricted Payment contemplated hereunder and giving pro forma effect thereto and to any Borrowings in connection therewith, to the extent available after making any prepayment required by Section 2.06(d), and subject to the making of each such prepayment, the Borrower and each Non-Mueller Subsidiary may purchase, redeem or otherwise acquire shares of, or pay dividends or make distributions with respect to, its common stock or other common Equity Interests or warrants or options to acquire any such shares with the Net Cash Proceeds received from the issue of new shares of its common stock or other common Equity Interests, provided that any amount so utilized under this Section 8.06(c) shall reduce the applicable amount of the Net Cash Proceeds from any such issuance available to be utilized pursuant to Section 8.02(n) and/or Section 8.13, and any amount of such Net Cash Proceeds utilized under Section 8.02(n) and/or Section 8.13 shall reduce the amount permitted to be utilized pursuant to this Section 8.06(c);

(d)           so long as the Consolidated Senior Secured Leverage Ratio is less than or equal to 1.50 to 1.00 based on a Pro Forma Effect Compliance Certificate delivered to the Administrative Agent prior to any Restricted Payment contemplated hereunder and giving pro forma effect thereto and to any Borrowings in connection therewith, the Borrower may, up to an aggregate amount in any fiscal year not to exceed the Maximum Restricted Payment Amount, (i) so long as after giving effect to any such Restricted Payment the remaining amount available to be drawn under the Revolving Credit Facility shall not be less than $50,000,000, repurchase shares of its own capital stock for cash, and (ii) declare and pay cash dividends to its stockholders; provided, however, that if the Consolidated Senior Secured Leverage Ratio is greater than 1.50 to 1.00 as calculated above, or if a Pro Forma Effect Compliance Certificate has not been delivered to the Administrative Agent as provided above, the Borrower may, up to an aggregate amount in any fiscal year not to exceed $40,000,000, repurchase shares of its own capital stock and declare and pay cash dividends to its stockholders;

(e)           the Borrower may make a Restricted Payment to its shareholders of all or any portion of the Equity Interests in New Holdco owned by the Borrower in a Permitted Securities Transaction so long as prior to the making of any such Restricted Payment the Borrower has made prepayments (whether optional prepayments pursuant to Section 2.06(a) or mandatory prepayments pursuant to Section 2.06(d), or any combination thereof) of the Term Loan in an aggregate amount of not less than $50,000,000 (exclusive of any prepayments pursuant to Section 2.06(d)(iv)); and

(f)           the Borrower and its Subsidiaries may declare or make, directly or indirectly, non-cash Restricted Payments pursuant to any Qualified Homebuilding Transaction.

8.07        Change in Nature of Business.  Engage in any material line of business that is not a Core Business.

8.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions on fair and reasonable terms substantially as favorable to the Borrower or such Non-Mueller Subsidiary as would be obtainable by the Borrower or such Non-Mueller Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) the consummation by the Borrower and its Non-Mueller Subsidiaries of the transactions effected by the Loan Documents, (c) any employment arrangement entered into by the Borrower or any of its Non-Mueller Subsidiaries in the ordinary course of business and consistent with the past practices of the Borrower or such Non-Mueller Subsidiary, (d) transactions between or among the Borrower and its Non-Mueller Subsidiaries or between or among Non-Mueller Subsidiaries of the Borrower, in each case to the extent permitted under the terms of the Loan Documents, (e) the declaration and payment of dividends and the making of distributions to all holders of any class of capital stock of the Borrower or any of its Non-Mueller Subsidiaries to the extent otherwise permitted under Section 8.06, (f) any Tax Sharing Agreement, and (g) shared service arrangements entered into in the ordinary course of business and allocating expenses and fees reasonably in accordance with the services provided.

8.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)           requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)           limits the ability (i) of any Non-Mueller Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor other than customary restrictions required in connection with (x) financings permitted by this Agreement, the limitations of which are no more restrictive than the corresponding limitations applicable to the Borrower hereunder, and (y) Dispositions permitted by this Agreement and which limitations cover only such assets or Person(s) which are the subject matter of such Dispositions and, prior to such Disposition, permit the Liens granted under the Loan Documents therein, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Non-Mueller Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit:

(A)          a negative pledge contained in either (x) Indebtedness of any Non-Mueller Subsidiary as of the date it becomes a Non-Mueller Subsidiary of the Borrower in any transaction otherwise permitted hereunder or (y) Indebtedness outstanding on the date hereof and listed on Schedule 8.03, in each case so long as such provision does not impair or conflict with any Security Instrument or with Section 7.12 hereof;

(B)           provisions limiting Liens on property of the MSH Trusts as may be contained in the terms of any Indebtedness permitted under Section 8.03(g) or 8.03(i);

(C)           provisions limiting Liens on property as may be contained in the terms of any Indebtedness permitted under Section 8.03(e) and (n) solely to the extent any such limitations relates to the property financed by or the subject of such Indebtedness;

(D)          provisions limiting Liens on property, and only on such property, subject to a prior Lien permitted under Section 8.01(d), (e), (f), (h), (j), (k) and (l); and

(E)           such provisions as may be contained in any refinancing or replacing Indebtedness permitted under Section 8.03, provided that the terms of such provisions shall be no less favorable to the Administrative Agent and the Lenders as were contained in the Indebtedness being refinanced or replaced.

8.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11        Prepayment of Indebtedness; Amendment to Material Agreements.

(a)           Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, Indebtedness that is subordinated to the Indebtedness hereunder (including, the Borrower’s guaranty obligations under the Subordinated New Holdco Note), including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrower at its option, except those prepayments that (i) are made in connection with a refinancing thereof otherwise permitted by Section 8.03(b) or (ii) after giving effect to which, as demonstrated by the Borrower in a certificate signed by a Responsible Officer and delivered to the Administrative Agent, no Default exists or will have occurred, the Consolidated Senior Secured Leverage Ratio is not greater than 1.50 to 1.00 and the remaining amount available to be drawn under the Revolving Credit Facility is not less than $50,000,000; provided that the Borrower may use an amount not greater than the portion of Excess Cash Flow each year not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iv) to prepay amounts outstanding under the Subordinated New Holdco Note; or

(b)           Amend, modify or change in any manner any term or condition of (i) any material lease, (ii) the Subordinated New Holdco Note, (iii) the Convertible Notes or (iv) any Tax Sharing Agreement, so that the terms and conditions thereof are less favorable in any material respect to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Closing Date, but in no event shall terms of recourse, guarantees or credit support or, with respect to the Subordinated New Holdco Note, any requirement to pay interest or principal in cash, be any less favorable to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Closing Date.

8.12        Financial Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Amendment No. 5 Effective Date through December 30, 2008	2.75 to 1.00
December 31, 2008 and each fiscal quarter thereafter	2.50 to 1.00

(b)           Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Secured Leverage Ratio

Amendment No. 5 Effective Date through September 29, 2008	2.75 to 1.00
September 30, 2008 through December 30, 2008	2.50 to 1.00
December 31, 2008 through the date immediately preceding the Consolidated Senior Secured Leverage Ratio Step-Down Date	2.25 to 1.00
Consolidated Senior Secured Leverage Ratio Step-Down Date and each fiscal quarter thereafter	2.00 to 1.00

For purposes of this Section 8.12(b), the term “Consolidated Senior Secured Leverage Ratio Step-Down Date” means the earlier of (i) March 31, 2009, and (ii) the date upon which, after the Amendment No. 5 Effective Date, the sum of (x) all issuances of Indebtedness permitted under Section 8.03 and evidenced by mortgage-backed securities (or any related securities) or subordinated to the Obligations plus (y) all private or public issuances of Equity Interests of the Borrower or any Restricted Subsidiary used to refinance the Indebtedness under the Loan Documents equals at least $100,000,000 in the aggregate.

(c)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Four-Quarter Period of the Borrower to be less than 2.50 to 1.00.

(d)           Capital Expenditures.  Make or become legally obligated to make Consolidated Capital Expenditures in the aggregate for the Borrower and its Non-Mueller Subsidiaries during each fiscal year set forth below, in an amount in excess of the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2007	$160,000,000
2008	$160,000,000
2009	$95,000,000
2010 and each fiscal year thereafter	$80,000,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, up to $15,000,000 of any amount set forth above, if not expended in the fiscal year for which it is permitted above (but excluding in that calculation any amount carried forward from a prior fiscal year), may be carried over for expenditure in the next following fiscal year.

8.13        Acquisitions.  (a)  So long as the Consolidated Senior Secured Leverage Ratio is less than or equal to 1.50 to 1.00 based on a Pro Forma Effect Compliance Certificate delivered to the Administrative Agent prior to any Acquisition contemplated hereunder and giving pro forma effect thereto and to any Borrowings in connection therewith, enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired constitute Core Businesses, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and, if the Cost of Acquisition is in excess of $25,000,000, the Borrower shall have furnished to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition, and (B) a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 7.01(a) or (b), giving effect to such Acquisition, which Compliance Certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iii) the Person acquired shall be a wholly-owned Restricted Subsidiary, or be merged with or into a Restricted Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Restricted Subsidiary), (iv) upon consummation of the Acquisition each Non-Mueller Subsidiary shall have complied with the provisions of Section 7.12, including with respect to any new assets (including real property or mineral rights) acquired, (v) if the Cost of Acquisition shall exceed an amount equal to fifty percent (50%) of the Aggregate Acquisition Limit (defined below) in effect as of the date of such Acquisition, the Required Lenders shall consent to such Acquisition in their discretion, and (vi) after giving effect to such Acquisition, the aggregate Costs of Acquisition incurred since the Closing Date shall not exceed the Aggregate Acquisition Limit then in effect; provided that an agreement, contract, binding commitment or other arrangement providing for an Acquisition that would not otherwise satisfy the provisions of this Section 8.13 at such time may be entered into so long as an express condition to the consummation thereof is the full compliance with this Agreement and the other Loan Documents.

For purposes of this Section 8.13(a), the term “Aggregate Acquisition Limit” means (a) if as of the end of the most recently ended fiscal quarter of the Borrower the Consolidated Leverage Ratio is greater than or equal to 3.00 to 1.00, $80,000,000, (b) if as of the end of the most recently ended fiscal quarter of the Borrower the Consolidated Leverage Ratio is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00, $150,000,000, and (c) if as of the end of the most recently ended fiscal quarter of the Borrower the Consolidated Leverage Ratio is less than 2.50 to 1.00, $200,000,000; provided that as of any date of measurement the amount set forth in (a), (b) or (c) of this definition, as applicable, shall be increased by an amount equal to the sum of fifty percent (50%) of the portion of Excess Cash Flow each year not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iv) plus fifty percent (50%) of the portion of the Net Cash Proceeds from the public or private issuance of Equity Interests of the Borrower or any Restricted Subsidiary not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iii) plus fifty percent (50%) of the portion of the Net Cash Proceeds from a Permitted Securities Transaction actually received the Borrower and paid to reduce the Term Loan pursuant to Section 2.06(d)(vi), in each case net of any such amounts utilized in Section 8.06(c) and/or in Section 8.02(n) on or prior to such date.

(b)           If the Consolidated Senior Secured Leverage Ratio is greater than 1.50 to 1.00 as calculated in Section 8.13(a) above, or if a Pro Forma Effect Compliance Certificate has not been delivered to the Administrative Agent as provided in Section 8.13(a) above, then the cash consideration for any Acquisitions otherwise permitted under this Section 8.13 shall not exceed, in the aggregate for all such Acquisitions, $25,000,000.

8.14        Creation of New Subsidiaries.  Create or acquire any new Non-Mueller Subsidiary after the Closing Date other than (a) any new Subsidiary created in connection with a Qualified Homebuilding Transaction, or (b) MSH Trusts and Restricted Subsidiaries created or acquired in accordance with Section 7.12, provided that any Unrestricted Subsidiary may create a Subsidiary that is an Unrestricted Subsidiary and the Borrower or any Non-Mueller Subsidiary may create a Subsidiary that is an Unrestricted Subsidiary described in part (e) of the definition of “Unrestricted Subsidiary”.

8.15        Mid-State Homes, Walter Mortgage Company, Mid-State Capital, Non-Core Subsidiaries, New Holdco and Mueller Water Products; Residual Beneficial Interests.  Notwithstanding anything to the contrary herein:

(a)           permit Mid-State Homes, Walter Mortgage Company, Mid-State Capital or any Subsidiary of either of them (other than an MSH Trust) to (i) own any material assets other than Mortgage Accounts, Third Party Mortgage Accounts, mortgage servicing rights, residual beneficial interests in any MSH Trust, and Equity Interests of Non-Mueller Subsidiaries (other than MSH Trusts) that are in full compliance with this Section 8.15(a), or (ii) conduct any operations other than those associated with the ownership, servicing, warehousing and securitizing of Mortgage Accounts, Third Party Mortgage Accounts, Serviced Mortgage Accounts and interests in any MSH Trust;

(b)           permit the ownership of any residual beneficial interests in any MSH Trust by any Person other than (i) Mid-State Homes, (ii) Walter Mortgage Company, (iii) Mid-State Capital, (iv) any other Non-Mueller Subsidiary formed solely to securitize Mortgage Accounts and/or Third Party Mortgage Accounts, (v) any QHT Interim Entity, and (vi) another Person in connection with and as a result of the transfer of any such residual beneficial in accordance with Section 8.05(f);

(c)           permit the Borrower to own less than 100% of the Equity Interests of New Holdco, as reduced by any Permitted Securities Transaction so long as not less than 50% of the Net Cash Proceeds from the consummation of any one or more Permitted Securities Transactions described in parts (b), (c) and (d) of the definition thereof are received by the Borrower (whether directly as a result of a Disposition of the Borrower’s Equity Interests in New Holdco or indirectly as a result of a distribution from New Holdco) and the prepayment required by Section 2.06(d)(vi) is made;

(d)           until such time as the Borrower’s ownership of the Equity Interests of New Holdco is reduced pursuant to transactions permitted hereunder to an amount not in excess of 50%, permit (i) New Holdco to own any material assets other than the Equity Interests of Mueller Water Products or to conduct any operations other than those associated with the ownership of such Equity Interests or (ii) Mueller Water Products to own any material assets other than the Equity Interests stock of Mueller Group or to conduct any operations other than those associated with the ownership of such Equity Interests.

8.16        Cash of Mid-State Holdings, Mid-State Homes and Mid-State Capital.  Permit Mid-State Holdings, Mid-State Homes and Mid-State Capital to have cash on hand in an aggregate amount exceeding $5,000,000 at any time (it being understood and agreed that for purposes of this Section 8.16, “cash on hand” shall not include any short term investments, restricted).

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained (i) in any of Section 7.03(a), (b) or (g), 7.05 (other than with respect to the maintenance of good standing), 7.10, 7.11 or 7.12 or Article VIII, or (ii) in either Section 7.01 or 7.02 and such failure continues for 15 days;  or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower from the Administrative Agent, or (ii) any Responsible Officer of the Borrower becomes aware of such default; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Non-Mueller Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the period of grace, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Non-Mueller Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Non-Mueller Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Non-Mueller Subsidiary as a result thereof is greater than $20,000,000; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Non-Mueller Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Non-Mueller Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Non-Mueller Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $15,000,000 (to the extent not covered by insurance provided by a Person described in Section 7.07 as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and remain unstayed, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Administrative Agent pursuant to the Security Instruments; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Mortgage Servicer.  At any time before the applicable Qualified Homebuilding Transaction, Mid-State Homes, Walter Mortgage Company, Walter Mortgage Servicing or Jim Walter Homes ceases to be the “servicer” or Jim Walter Homes, Mid-State Homes or Walter Mortgage Company ceases to be the “subservicer” on any mortgages securing any of the financings contemplated under Section 8.03(g)(i).

9.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C – BA Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C – BA Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C – BA Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit – BA Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit – BA Fees and interest on the Loans, L/C – BA Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them) to (i) the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C – BA Borrowings, (ii) the payment of the maximum amount of all Bankers’ Acceptances then outstanding, such payment to be for the account of the L/C Issuer (or to the extent Revolving Lenders have theretofore funded their participations in any such Bankers’ Acceptance, ratably among such Revolving Lenders in accordance with their Pro Rata Revolving Shares) and (iii) to Cash Collateralize that portion of L/C – BA Obligations comprising the aggregate undrawn amount of Letters of Credit, to the Administrative Agent for the account of the L/C Issuer; provided that if the amounts available are insufficient to make all payments provided for in this clause Fourth, that portion allocable to clause (iii) shall be applied first to pay Outstanding Amounts of Revolving Loans and L/C – BA Borrowings before being utilized to Cash Collateralize L/C – BA Obligations;

Fifth, to payment of Swap Termination Values and amounts owing under Related Treasury Management Arrangements, in each case to the extent owing to any Lender or any Affiliate of any Lender arising under Related Credit Arrangements that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof or the amount owing under the applicable Related Treasury Management Arrangement from the applicable Lender or Affiliate of a Lender;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Document that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.
ADMINISTRATIVE AGENT

10.01      Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit or Bankers’ Acceptance, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit or Bankers’ Acceptance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any

such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06      Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit and/or Bankers’ Acceptances, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and/or Bankers’ Acceptances.

10.07      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers, and none of the Book Manager, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C – BA Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C – BA Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Pledged Interest and any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, or (ii) without the approval of any of the Lenders (A) upon the occurrence of the Facility Termination Date or (B) to the extent such property is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document (including a Disposition of Equity Interests in New Holdco as a result of a Permitted Securities Transaction permitted hereunder);

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and

(c)           to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 10.10.

ARTICLE XI.
MISCELLANEOUS

11.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 5.01(a) without the written consent of each Lender except to the extent otherwise provided for in Section 5.01(a);

(b)           extend or increase (i) the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.02) without the written consent of such Revolving Lender, or (ii) the obligation of any Term Loan Lender to make any portion of the Term Loan without the written consent of such Term Loan Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Term Loan Maturity Date and the Revolving Credit Maturity Date, or any scheduled reduction of the Aggregate Revolving Credit Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or Eurodollar Rate Loans, as applicable) or to waive any obligation of the Borrower to pay interest or Letter of Credit – BA Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to change the Applicable Rate, the Required Equity Prepayment Percentage or the Required ECF Prepayment Percentage;

(e)           change Section 2.14 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Lender;

(h)           change any provision of this Section or the definition of “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Term Loan Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan Lender;

(i)            impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of commitments:  (i) the class consisting of the Revolving Lenders, and (ii) the class consisting of the Term Loan Lenders; provided that for purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(j)            release any Guarantor from the applicable Guaranty without the written consent of each Lender, except to the extent such Guarantor is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by the Administrative Agent acting alone);

(k)           release all or a material part of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 8.05) or as provided in the other Loan Documents (in which case such release may be made by the Administrative Agent acting alone); or

(l)            reduce the number or type of events that give rise to a mandatory prepayment pursuant to Section 2.06(d) or change the order or manner of application of the Net Cash Proceeds provided therein, in each case without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit or Bankers’ Acceptance issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) each of the Joint Fee Letter and the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; and (vi) no amendment, waiver or consent which has the effect of  enabling the Borrower to satisfy any condition to a Borrowing contained in Section 5.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders, the Swing Line Lender or the L/C Issuer to make any additional Revolving Loan or Swing Line Loan, or to issue any additional or renew any existing Letter of Credit or issue any Bankers’ Acceptance, unless and until the Required Revolving Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02, as changed pursuant to subsection (d) below; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY

OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices, Swing Line Loan Notices and Term Loan Interest Rate Selection Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Arrangers (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Swing Line Lender, the L/C Issuer or the Arrangers), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan, Letter of Credit or Bankers’ Acceptance or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit or Bankers’ Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Bankers’ Acceptance), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Non-Mueller Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Non-Mueller Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the

Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s portion of Loans, commitments and risk participations with respect to the Revolving Credit Facility and the Term Loan Facility) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d); provided further that any amount due exclusively to the L/C Issuer in its capacity as such shall be borne pursuant to this Section 11.04(c) pro rata by the Revolving Lenders, and not by any Term Lender.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or Bankers’ Acceptance or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender and the occurrence of the Facility Termination Date.

11.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

11.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Revolving Loans (including for purposes of this subsection (b), participations in L/C – BA Obligations and in Swing Line Loans) or of its Pro Rata Term Share of the Term Loan at the time owing to it (such Lender’s portion of Loans, commitments and risk participations with respect to each of the Revolving Credit Facility and the Term Loan Facility (each, an “Applicable Facility”) being referred to in this Section 11.06 as its “Applicable Share”)) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Applicable Facility at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share (which for this purpose includes Loans outstanding thereunder) with respect to each Applicable Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) $5,000,000 with respect to the Revolving Credit Facility and (B) $1,000,000 with respect to the Term Loan Facility, unless in either case each of the Administrative Agent and, so long as no

Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not (A) prohibit any Lender from assigning all or a portion of its rights and obligations among the Applicable Facilities on a non-pro rata basis or (B) apply to rights in respect of Swing Line Loans;

(iii)          any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Lender or a Term Lender, as applicable, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver applicable Notes to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (in such capacity, subject to Section 11.17), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C – BA Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C – BA Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(f)            Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.01(e) as though it were a Lender.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i)            Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 4.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment or commitment to make a Term Loan of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the occurrence of the Facility Termination Date) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment, Revolving Loans and any Pro Rata Term Share of the Term Loan pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers’ Acceptances outstanding as of the effective date of its resignation as L/C Issuer and all L/C – BA Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit and/or Bankers’ Acceptances, if any, outstanding at the time of such successor or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit and/or Bankers’ Acceptances.

11.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Non-Mueller Subsidiary relating to the Borrower or any Non-Mueller Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Non-Mueller Subsidiary, provided that, in the case of information received from the Borrower or any Non-Mueller Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided that any information marked “PUBLIC” may also be marked “Confidential”.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Non-Mueller Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13      Replacement of Lenders.  If any Lender requests compensation under Section 4.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, if any Lender is a Defaulting Lender, or if any Lender fails to approve any amendment, waiver or consent requested by Borrower pursuant to Section 11.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then in each such case the Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C – BA Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(e)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.17      No Fiduciary Relationship.  The Borrower acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Agreement, the Borrower, on the one hand, and each of Bank of America, SunTrust Bank, the Arrangers and any affiliate through which any of them may be acting (each, a “Transaction Affiliate”), on the other hand, have an arms-length business relationship that creates no fiduciary duty on the part of any of Bank of America, SunTrust Bank, either Arranger or any of their respective Transaction Affiliates and each of them expressly disclaims any fiduciary relationship.